As filed with the Securities and Exchange Commission on February 10, 2005

Registration No. 333-122152

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 1 to

FORM F-10

REGISTRATION STATEMENT

UNDER THE

SECURITIES  ACT OF 1933

Pan American Silver Corp.

(Exact name of Registrant as specified in its charter)

British Columbia (Province or other Jurisdiction of Incorporation or Organization)	1044 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

1500 - 625 Howe Street

Vancouver, British Columbia

Canada  V6C 2T6

(604) 684-1175

(Address and telephone number of Registrant's principal executive offices)

Pan American Minerals Inc.

c/o Harris, Trimmer & Thompson

6121 Lakeside Drive, Suite 260

Reno, Nevada 85511

(775) 825-4300

(Name, address and telephone number of agent for service)

Copies to:

Christopher W. Morgan, Esq.

Fred R. Pletcher, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Borden Ladner Gervais LLP

Suite 1750, 222 Bay Street

1200 Waterfront Centre, 200 Burrard Street

P.O. Box 256

P.O. Box 48600, Stn. Bentall Ctr.

Toronto, Ontario  M5K 1J5

Vancouver, British Columbia  V7X 1T2

(416) 777-4700

(604) 687-5744

Approximate date of commencement of proposed sale of  the securities to the public:

From time to time on or after the effective date of this Registration Statement as determined by market conditions.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. :

Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. 9

At some future date (check the appropriate box below):

1.

9

pursuant to Rule 467(b) on (     ) at (     ) (designate a time not sooner than 7 calendar days after filing).

2.

9

pursuant to Rule 467(b) on (     ) at (     ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

3.

9

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.

9

after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.  :

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this registration statement also relates to the Registrant's Registration Statement on Form F-10 (File No. 333- 106858).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Prospectus

PAN AMERICAN SILVER CORP. US$150,000,000 Common Shares Debt Securities Warrants Subscription Receipts

Pan American Silver Corp. (the "Company") may offer for sale, from time to time, common shares ("Common Shares"), debt securities ("Debt Securities") warrants to purchase Common Shares or Debt Securities ("Warrants") or subscription receipts, which entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, Common Shares, Warrants or Debt Securities ("Subscription Receipts") of the Company (collectively, the "Securities") or any combination thereof up to an aggregate initial offering price of US$150,000,000 (or its equivalent in Canadian dollars or any other currency or currency unit used to denominate the Securities), during the 25-month period that this short form base shelf prospectus (the "Prospectus"), including any amendments hereto, remains valid.

The specific variable terms of any offering of the Securities, will be set forth in a shelf prospectus supplement (a "Prospectus Supplement") including, where applicable:  (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms; (ii) in the case of Debt Securities, the title of the Debt Securities, aggregate principal amount, currency or the currency unit for which such Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, any redemption terms, any sinking fund provisions, any exchange or conversion terms, whether payment on the Debt Securities will be senior or subordinated to the Company's other liabilities and obligations and any other specific terms; (iii) in the case of Warrants, the designation, number and terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; and (iv) in the case of Subscription Receipts, the designation, number and terms of the Common Shares, Warrants or Debt Securities receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms.  The Company reserves the right to include in a Prospectus Supplement specific variable terms pertaining to the Securities that are not within the options and parameters set forth in this Prospectus.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus supplement and the accompanying prospectus in accordance with the disclosure requirements of Canada.  Prospective investors  should be aware that such requirements are different from those of the United States.  Certain of the financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada.  Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of British Columbia, Canada, that some or all of its officers and directors may be residents of Canada, that some or all of the underwriters or experts named in the registration statement may be residents of Canada and that a substantial portion of the assets of the Company and said persons may be located outside the United States.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 9, 2005.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus.  Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

The Company may offer and sell Securities to or through underwriters or dealers, directly to one or more purchasers pursuant to applicable statutory exemptions, or through agents designated from time to time.  The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of Securities and will set forth the plan of distribution for such Securities, including the proceeds to the Company and any fees, discounts, concessions or other compensation payable to the underwriters, dealers or agents, and any other material terms of the plan of distribution.

The Common Shares of the Company are listed on the Toronto Stock Exchange (the "TSX") and the Nasdaq National Market ("Nasdaq").  On February 8 , 2005, the closing price of the Common Shares on the TSX was Cdn $18.17 per Common Share.  On February 8, 2005, the closing price of the Common Shares on Nasdaq was US$14.54 per Common Share.

The earnings coverage ratios of the Company for the year ended December 31, 2003 and the 12-month period ended September 30, 2004 are less than one-to-one.  See "Earnings Coverage".

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE	4
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	6
CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES	7
CERTAIN AVAILABLE INFORMATION	7
PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	8
THE COMPANY	9
BUSINESS OF THE COMPANY	9
USE OF PROCEEDS	9
EARNINGS COVERAGE	9
DESCRIPTION OF SHARE CAPITAL	10
DESCRIPTION OF DEBT SECURITIES	11
DESCRIPTION OF WARRANTS	17
DESCRIPTION OF SUBSCRIPTION RECEIPTS	18
PLAN OF DISTRIBUTION	22
CHANGES TO CONSOLIDATED CAPITALIZATION	23
RISK FACTORS	24
AUDITORS, TRANSFER AGENT AND REGISTRAR	32
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT	32
INDEX TO FINANCIAL STATEMENTS	F-1

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the Provinces of Canada.  Copies of the documents incorporated by reference in this Prospectus may be obtained on request without charge from the Controller and Corporate Secretary of the Company at 1500-625 Howe Street, Vancouver, British Columbia, V6C 2T6 (telephone: (604) 684-1175).  These documents are also available through the Internet on the System for Electronic Document Analysis and Retrieval ("SEDAR"), which can be accessed at www.sedar.com.  For the prupose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record.  A copy of the permanent record may be obtained from the Controller and Corporate Secretary of the Company at the above mentioned address and telephone number.

The following documents, filed with the securities commissions or similar regulatory authorities in each of the Provinces of Canada, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)

the Annual Information Form of the Company, dated May 19, 2004;

(b)

the audited consolidated financial statements of the Company and the notes thereto as at and for the years ended December 31, 2003 and 2002, together with the auditors' report thereon;

(c)

management's discussion and analysis of financial condition and results of operations for the years ended December 31, 2003 and 2002;

(d)

the information circular of the Company, dated April 6, 2004, in connection with the Company's May 11, 2004 annual general meeting of members, other than the sections entitled "Corporate Governance", "Executive Compensation - Compensation Committee", "Executive Compensation - Report on Executive Compensation" and "Executive Compensation - Performance Graph";

(e)

the amended unaudited interim financial statements of the Company and the notes thereto for the three and nine month periods ended September 30, 2004 and 2003, as filed on SEDAR on January 14, 2005;

(f)

management's discussion and analysis of financial condition and results of operations for the three and nine month periods ended September 30, 2004 and 2003 as filed on SEDAR on December 16, 2004;

(g)

a material change report of the Company, dated January 8, 2004, relating to the filing of an unallocated preliminary base shelf prospectus by the Company;

(h)

a material change report of the Company, dated February 10, 2004, relating to the Company signing a binding agreement, subject to regulatory approval and other conditions, to purchase 92.014% of the voting shares of Compania Minera Argentum S.A. ("Argentum"), which will acquire, through a split-off process from Sociedad Minera Corona S.A., the Anticona and Manuelita mining units of the Morococha silver mine and related infrastructure and processing units in Peru;

(i)

a material change report of the Company, dated February 18, 2004, relating to financial and operational results for the fourth quarter and year ended December 31, 2003;

(j)

a material change report of the Company, dated February 27, 2004, relating to the offering of 3,333,333 common shares of the Company for aggregate gross proceeds of US$55 million;

(k)

a material change report of the Company, dated February 27, 2004, relating to the intention of the Company to make an offer to encourage early conversion of its outstanding 5.25% convertible unsecured senior subordinated debentures maturing on July 31, 2009;

(l)

a material change report of the Company, dated March 30, 2004, relating to the offer to encourage conversion by holders of the Company's US$86.25 million outstanding principal amount of 5.25% convertible debentures;

(m)

a material change report of the Company, dated May 11, 2004, relating to financial and operational results for the first quarter of 2004;

(n)

a material change report of the Company, dated July 23, 2004, relating to the Company's US$36.7 million cash offer to purchase the voting shares of Argentum, which holds most of the assets comprising the Morococha mine in central Peru;

(o)

a material change report of the Company, dated August 23, 2004, relating to the filing of a shelf prospectus supplement to the Company's short form base shelf prospectus dated January 26, 2004;

(p)

a material change report of the Company, dated August 26, 2004, relating to the closing of the Company's purchase of an 88% interest in the Morococha silver mine in central Peru;

(q)

a material change report of the Company, dated November 22, 2004, relating to the sale of the Company's 20% interest in the Dukat silver mine in Magadan State, Russia for up to US$43 million; and

(r)

a material change report of the Company, dated January 20, 2005, relating to the filing of an unallocated preliminary base shelf prospectus by the Company.

Any documents of the types referred to in the preceding paragraph (excluding confidential material change reports and the sections of any information circular permitted to be excluded under National Instrument 44-101 - Short Form Prospectus Distributions) filed by the Company with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the termination of the offering under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus.  Any document filed by the Company with the United States Securities and Exchange Commission (the "SEC") or Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus shall also be deemed to be incorporated by reference into this Prospectus if and to the extent provided in such document.

In addition, the unaudited interim financial statements of the Company and the notes thereto for the three and nine month periods ended September 30, 2004 and 2003, including a reconciliation to United States generally accepted accounting principles in accordance with Item 18 of Form 20-F, filed on SEDAR on January 14, 2005, are incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information in relation to such offering will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars and all Prospectus Supplements filed prior to the commencement of the Company's financial year in which the new annual information form was filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Some of the statements included or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.  When used in this Prospectus, the words "anticipate", "believe", "estimate", "expect", "target", "plan", "budget", "may", "schedule" and similar words or expressions, identify forward-looking statements.  These forward-looking statements relate to, among other things:

  the sufficiency of the Company's current working capital and anticipated operating cash flow;

  the sufficiency of the mineral reserves and resources at Quiruvilca, Huaron, Morococha, La Colorada, Alamo Dorado, Manantial Espejo or other properties;

  estimated production from the Quiruvilca, Huaron, Morococha, La Colorada, Alamo Dorado, Manantial Espejo or other properties;

  the estimated cost of and availability of funding for ongoing capital improvement programs;

  the estimated cost of development or expansion of Huaron, Morococha, Alamo Dorado, Manantial Espejo or other projects;

  the estimated cost and effectiveness of changes to the mine plan at the La Colorada mine;

  estimated exploration expenditures to be incurred on the Company's various silver exploration properties;

  compliance with environmental standards;

  forecast capital and non-operating spending; and

  levels of silver and other metals production, production costs and metal prices.

These statements reflect the Company's current views with respect to future events and are necessarily based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies.  Many factors, both known and unknown, could cause actual results, performance or achievements to be materially different from the results, performance or achievements that are or may be expressed or implied by such forward-looking statements including, without limitation, the factors identified under the caption "Risk Factors" in this Prospectus and in the Company's Annual Information Form, dated May 19, 2004, under the caption "Trends and Uncertainties."  Investors are cautioned against attributing undue certainty to forward-looking statements.  Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be anticipated, estimated or intended.  The Company does not intend, and does not assume any obligation, to update these forward-looking statements to reflect changes in assumptions or changes in circumstances or any other events affecting such statements, other than as required by applicable law.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING
ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES

In this Prospectus, the terms "measured resources", "indicated resources" and "inferred resources" are used.  United States investors are advised that while such terms are recognized and required under Canadian securities rules, the SEC does not recognize them.  "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category.  Under Canadian securities rules, estimates of inferred resources may not form the basis of feasibility or other economic studies.  United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.  United States investors also are cautioned not to assume that all or any part of an inferred resource exists, or is economically or legally mineable.

CERTAIN AVAILABLE INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "1933 Act"), with respect to the Securities.  This Prospectus, which constitutes a part of that Registration Statement, does not contain all of the information set forth in such Registration Statement and its exhibits, to which reference is made for further information.  See "Documents Filed as Part of the U.S. Registration Statement".

The Company is subject to the informational reporting requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, the Company is permitted to prepare such reports and other information in accordance with the disclosure requirements of Canada, which are different from those of the United States.  As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery rules contained in Section 16 of the Exchange Act.  Under the Exchange Act, the Company is not required to publish financial statements as frequently or as promptly as U.S. companies.

The Company files annual reports with the SEC on Form 40-F, which includes:

  the Company's Annual Information Form;

  management's discussion and analysis of financial condition and results of operations;

  the Company's consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") and reconciled to generally accepted accounting principles in the United States ("U.S. GAAP"); and

  other information specified by the Form 40-F.

The Company also furnishes the following types of information to the SEC under cover of Form 6-K:

  material information the Company otherwise makes publicly available in reports that it files with securities regulatory authorities in Canada;

  material information that the Company files with, and which is made public by, the TSX; and

  material information that the Company distributes to its shareholders in Canada.

Investors may read and copy any document the Company files with, or furnishes to, the SEC at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.  Copies of the material can also be obtained from the SEC's public reference room in Washington, D.C. by paying a fee.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Company files or furnishes electronically with it.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

The Company presents its consolidated financial statements in United States dollars.  All references in this prospectus to "dollars", "$" or "US$" are to United States dollars and all references to "Cdn$" are to Canadian dollars, unless otherwise noted.  Except as otherwise indicated, all financial statements and financial data contained in, or incorporated by reference into, this Prospectus have been prepared in accordance with Canadian GAAP, which differ in certain significant respects from U.S. GAAP.  For a description of the material differences between Canadian GAAP and U.S. GAAP as they relate to the Company's financial statements, see note 16 to the Company's audited consolidated financial statements for the years ended December 31, 2003 and 2002 and note 8 to the Company's unaudited interim consolidated financial statements for the nine months ended September 30, 2004, each incorporated by reference into this Prospectus, and note 15 to the audited consolidated financial statements of Corner Bay Silver Inc., for the years ended June 30, 2002 and 2001 and note 5 to the unaudited pro forma consolidated financial statements of the Company for the year ended December 31, 2002 and the three months ended March 31, 2003, each included in this Prospectus.

The following table sets forth, for each period indicated, the exchange rates of the Canadian dollar to the U.S. dollar for the end of each period indicated and the high, low and average (based on the exchange rate on the last day of each month during such period) exchange rates for each of such periods (such rates, which are expressed in Canadian dollars are based on the noon buying rates for U.S. dollars reported by the Bank of Canada).

	Nine Months	Year Ended December 31,
	Ended September 30, 2004	2003	2002	2001
High	Cdn$1.3968	Cdn$1.5747	Cdn$1.6132	Cdn$1.6021
Low	1.2639	$1.2924	1.5110	1.4936
Average	1.3280	$1.4015	1.5704	1.5484
End of Period	1.2639	$1.2924	1.5796	1.5926

On February 8 , 2005, the noon buying rate reported by the Bank of Canada was $1.00 = Cdn $1.2480.

THE COMPANY

Pan American Silver Corp. is a company existing under the Business Corporations Act (British Columbia).  The Company's head office is located at 1500 - 625 Howe Street, Vancouver, British Columbia, V6C 2T6 and its registered and records office is located at 900 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V7X 1T2.  In this Prospectus, the term "Pan American" refers to the Company and its principal subsidiaries.

BUSINESS OF THE COMPANY

Pan American is principally engaged in the exploration for, and the acquisition, development and operation of silver properties.

Pan American: (i) owns and operates the producing Quiruvilca silver mine in Peru; (ii) owns and operates the producing Huaron silver mine in Peru; (iii) owns an 86% equity interest in, and operates, the producing Morococha silver mine in Peru; (iv) owns and operates the producing La Colorada silver mine in Mexico; (v) mines and sells silver-rich pyrite stockpiles at a small-scale operation in central Peru; and (vi) holds an option to acquire the San Vincente silver mine in Bolivia, on which small-scale toll mining currently takes place.  Pan American also either holds an interest in or may earn an interest in non-producing silver resource and silver exploration properties in Peru, Argentina, the United States and Mexico, including the Alamo Dorado deposit in Mexico and Manantial Espejo deposit in Argentina on which the Company is preparing feasibility studies.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by the Company to fund development of the Alamo Dorado project, development of the Manantial Espejo project, expansion of the Morococha mine, other ongoing exploration programs, working capital requirements or for other general corporate purposes.  The Company may, from time to time, issue common shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

EARNINGS COVERAGE

The following consolidated financial earnings deficiency figures and cash flow coverage ratios are calculated for the year ended December 31, 2003 and the 12-month period ended September 30, 2004 and give effect to all long-term financial liabilities of Pan American and the repayment, redemption or retirement thereof since those dates, respectively.  The earnings coverage deficiencies, cash flow coverage ratios, cash flow coverage deficiencies and the amount of earnings, cash flow and interest expense set forth below do not purport to be indicative of earnings coverage deficiencies or ratios or cash flow coverage deficiencies or ratios for any future periods.  The deficiency figures and coverage ratios have been calculated based on Canadian GAAP.  These coverage deficiencies, coverage ratios, earnings, cash flows or interest expenses do not give effect to the issuance of any Debt Securities that may be issued pursuant to this Prospectus and any Prospectus Supplement, since the aggregate principal amounts and the terms of such Debt Securities are not presently known.

	12 Months Ended September 30, 2004	Year Ended December 31, 2003
	(US$ millions except ratios)
Earnings coverage deficiency (1)	2.44x	$6.79
Cash flow coverage/(deficiency) (2)	$0.60	$3.80

___________________________

(1)

Earnings coverage deficiency is the dollar amount of earnings required to attain an earnings coverage ratio of one-to-one.  Earnings coverage ratio is equal to net income before interest expense and income taxes divided by interest expense on all debt.

(2)

Cash flow deficiency is the dollar amount of cash flow required to attain a cash flow coverage ratio of one-to-one.  Cash flow coverage ratio is equal to cash flow from operating activities before interest expense and income taxes divided by interest expense on all debt.

The Company's interest expense requirements amounted to approximately $1,156,000 for the year ended December 31, 2003.  The Company's losses before interest expense and income tax for the year ended December 31, 2003 were approximately $5,638,000, which is a deficiency of approximately $6,794,000 of the earnings amount necessary to attain a earnings coverage ratio of one-to-one for this period.

The Company's interest expense requirements amounted to approximately $964,000 for the 12 months ended September 30, 2004.  The Company's earnings before interest expense and income tax for the 12 months ended September 30, 2004 were approximately $2,352, which is 2.44 times the Company's interest requirement.

If the Company offers any Debt Securities having a term to maturity in excess of one year under this Prospectus and a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Debt Securities.

DESCRIPTION OF SHARE CAPITAL

The Company is authorized to issue 100,000,000 common shares, without par value, of which 66,814,433 are issued and outstanding as at the date of this Prospectus.  There are options outstanding to purchase up to 1,703,974 common shares at prices ranging from Cdn$5.00 to Cdn$22.51 and warrants outstanding to purchase up to 3,809,817 common shares at a price of Cdn$12.00.  Holders of common shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the common shares.

DESCRIPTION OF DEBT SECURITIES

General

The Company may issue Debt Securities in one or more series under an indenture (the "Trust Indenture") that it will enter into with one or more trustees (each, a "Trustee") that will be described in the Prospectus Supplement for such Debt Securities.  The following summary describes certain provisions of the Trust Indenture, although it does not purport to be complete and is subject to and is qualified in its entirety by reference to the Trust Indenture.  At least one of the Trustees must be resident in British Columbia, authorized to do business in British Columbia or authorized to carry on trust business under the Financial Institutions Act (British Columbia).  The Trust Indenture will be subject to and governed by the Business Corporations Act (British Columbia) and the United States Trust Indenture Act of 1939, as amended.  A copy of the form of Trust Indenture has been filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part and has been filed with the Canadian securities regulatory authorities.  The terms of Debt Securities the Company offers may differ from the general information provided below. Prospective investors should rely only on information in the Prospectus Supplement if it is different from the following information.

The Company may issue Debt Securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

Reference to the "Company" in this section refers only to Pan American Silver Corp. but not any of its subsidiaries.

The Trust Indenture does not limit the amount of Debt Securities the Company can issue thereunder and unless otherwise stated in the Prospectus Supplement does not limit the amount of other indebtedness the Company may incur.  The Company may issue Debt Securities from time to time in separate series.

The Prospectus Supplement for any series of Debt Securities the Company offers will describe the specific terms of the Debt Securities and may include any of the following:

  the designation of the Debt Securities;

  any limit on the aggregate principal amount of the Debt Securities;

  the price at which the Debt Securities will be issued (or the manner of determination thereof, if offered on a non-fixed price basis and whether at par, at a discount or at a premium);

  whether the payment of the Debt Securities will be guaranteed by any other person and the terms of such guarantee;

  the currency of issue of the Debt Securities;

  whether payment on the Debt Securities will be senior or subordinated to, or pari passu with, the Company's other liabilities and obligations and the terms and provisions of any such subordination;

  whether the payment of the Debt Securities will be secured by any of the Company's assets or by any other person;

  the dates on which the Company may issue the Debt Securities and the date or dates on which the Company will pay the principal and any premium on the Debt Securities and the portion

(if less than the principal amount) of Debt Securities to be payable on a declaration of acceleration of maturity;

  whether and under what circumstances the date or dates on which the Company will pay the principal and any premium on the Debt Securities may be extended;

  whether the Debt Securities will bear interest, whether the interest is payable in cash, securities or a combination thereof, the interest rate or the method of determining the interest rate, the date from which interest will accrue, the dates on which the Company will pay interest and the record dates for interest payments;

  the place or places the Company will pay principal, any premium and interest and the place or places where Debt Securities can be presented for registration of transfer or exchange;

  whether and under what circumstances the Company will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the Debt Securities, and whether the Company will have the option to redeem the Debt Securities rather than pay the additional amounts;

  whether and under what circumstances the Company may prepay, redeem or repurchase the Debt Securities at its option;

  whether and under what circumstances the Company will be obligated to prepay, redeem or repurchase the Debt Securities pursuant to any sinking fund or other provisions, or at the option of a holder;

  if other than $1,000 and any integral multiples thereof, the denominations in which the Company will issue the Debt Securities;

  the currency in which the Company will make payments on the Debt Securities and whether payments will be payable with reference to any index or formula;

  whether the Company will issue the Debt Securities as global securities and, if so, the identity of the depositary for the global securities;

  whether the Company will issue the Debt Securities as bearer securities or only in registered form;

  any changes or additions to events of default or covenants;

  any changes or additions to the provisions for defeasance described under "Defeasance" below;

  whether the holders of any series of Debt Securities have special rights if specified events occur;

  any restrictions on the transfer or exchange of the Debt Securities;

  the terms for any conversion or exchange of the Debt Securities for any other securities;

  provisions as to modification, amendment or variation of any rights or terms attaching to the Debt Securities;

  the identity of the Trustee;

  whether the Debt Securities will be listed on any Exchange; and

  any other terms of the Debt Securities.

Unless stated otherwise in the applicable Prospectus Supplement, no holder will have the right to require the Company to repurchase the Debt Securities and there will be no increase in the interest rate if the Company becomes involved in a highly leveraged transaction or there is a change of control of the Company.

The Company may issue Debt Securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount.  The Company may also sell any of the Debt Securities for a foreign currency or currency unit, and payments on the Debt Securities may be payable in a foreign currency or currency unit. In any of these cases, the Company will describe in the applicable Prospectus Supplement, any Canadian and United States federal income tax consequences and other special considerations.

The Company may issue Debt Securities with terms different from those of Debt Securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (unless the reopening was restricted when such series was created).

Unless stated otherwise in the applicable Prospectus Supplement, the Company will issue Debt Securities only in fully registered form without coupons, in denominations of $1,000 and multiples of $1,000.  The applicable Prospectus Supplement may indicate the denominations to be issued, the procedures for payment of interest and principal and other matters. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may, in certain instances, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these transactions.

Payment and Transfer

Unless stated otherwise in the Prospectus Supplement, the Company will make payments of principal of (and premium, if any, on) Debt Securities of a particular series in the designated currency against surrender of the Debt Securities at the office of the paying agent the Company designates from time to time.  Unless stated otherwise in the applicable Prospectus Supplement, the Company will make payment of any installment of interest on Debt Securities to the persons in whose names the Debt Securities are registered on the close of business on the day or days specified by the Company.  Unless otherwise indicated in the applicable Prospectus Supplement, payments of interest will be made, at the Company's option:

  at the corporate trust office of the paying agent that the Company designates from time to time;

  by electronic funds transfer to an account that the holder designates from time to time; or

  by a cheque in the designated currency mailed to each holder at the relevant holder's registered address.

Holders may transfer or exchange fully registered Debt Securities at the corporate trust office of the Trustee or at any other office or agency the Company maintains for these purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The Company may issue Debt Securities of a series in the form of one or more global securities ("Global Securities") which will be deposited with a depositary (a "Depositary"), or its nominee,

identified in the applicable Prospectus Supplement and which will be exchangeable for definitive Debt Securities only under certain conditions.  The Global Securities may be in temporary or permanent form.  The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security.  The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Merger, Amalgamation or Consolidation

The Trust Indenture generally permits the Company to amalgamate or consolidate with or merge into any other person, and to transfer or dispose of substantially all of its assets, so long as the resulting person is a Canadian or U.S. entity and assumes the Company's obligations on the Debt Securities and under the Trust Indenture and the Company or such successor person will not be in default under the Trust Indenture immediately after the transaction.

If the resulting person assumes the Company's obligations, subject to certain exceptions, the Company will be relieved of those obligations.

Events of Default

The following are summaries of events with respect to any series of Debt Security which will constitute an "event of default" in respect of a series of Debt Securities:

  the Company fails to pay principal or any premium on any Debt Security of that series when it is due;

  the Company fails to pay interest on any Debt Security of that series for 30 days from the date such amounts are due;

  the Company fails to comply with any of its other agreements relating to the Debt Securities or the Trust Indenture for 60 days after written notice by the Trustee or by holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series;

  certain events involving its bankruptcy, insolvency or reorganization; and

  any other event of default provided for that series of Debt Securities.

The Prospectus Supplement for a series of Debt Securities may include additional events of default or changes to the events of default described above.  The Trustee will give notice within a reasonable time (not exceeding 30 days) to the holders of Debt Securities of any default unless it determines in good faith the withholding of such notice is in the best interests of the holders, collectively, and so advises the Company in writing.

A default under one series of Debt Securities will not necessarily be a default under another series.

If an event of default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of that series may require the Company to repay immediately:

  the entire principal of the Debt Securities of the series; or

  if the Debt Securities are discounted securities, that portion of the principal as is described in the applicable Prospectus Supplement.

If an event of default relates to events involving the Company's bankruptcy, insolvency or reorganization, the principal of all Debt Securities will become immediately due and payable without any action by the Trustee or any holder.  Subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of the affected series can rescind the accelerated payment requirement.

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Trust Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity.  If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred on the Trustee, for any series of Debt Securities.

The Company will be required to furnish to the Trustee a statement annually as to its compliance with all conditions and covenants under the Trust Indenture and, if the Company is not in compliance, it must specify any defaults.

Defeasance

When the Company uses the term "defeasance", it means discharge from some or all of its obligations under the Trust Indenture.  If the Company deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of a series, then at its option:

  the Company will be discharged from its obligations with respect to the Debt Securities of that series; or

  the Company will no longer be under any obligation to comply with certain restrictive covenants under the Trust Indenture, and certain events of default will no longer apply to the Company.

If this happens, the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Trust Indenture except for registration of transfer and exchange of Debt Securities and the replacement of lost, stolen or mutilated Debt Securities.  These holders may look only to the deposited fund for payment on their Debt Securities.

Unless stated otherwise in the Prospectus Supplement, in order to exercise its defeasance option, the Company will be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for Canadian federal or Canadian provincial income tax purposes (and any other jurisdiction specified for this purpose in the Prospectus Supplement).  The Company also will be required to deliver a certificate of an officer of the Company and an opinion of counsel, each stating that all of the conditions precedent provided for relating to defeasance have been satisfied. In addition, other conditions must be met before the Company may exercise its defeasance option.

Modification and Waiver

The Company may modify the Trust Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. However, without the consent of each holder affected, no modification may:

  reduce the percentage of the unpaid principal amount of any series of Debt Securities whose holders must consent to any amendment or waiver under the Trust Indenture or which may otherwise require notice, information or action or effect any action, or modify the provisions in the Trust Indenture relating to amendment or waiver;

  reduce the amount of, or change the currency of payment of or to delay the time of any payments (whether of principal, premium, interest or otherwise) to be made to the holders of Debt Securities of any series;

  change the definition of or the manner of calculating amounts (including any change in the applicable rate or rates of interest) to which any holder of Debt Securities of any series is entitled under the Trust Indenture;

  make any change that adversely affects the redemption, conversion or exchange rights of holders of Debt Securities of any series;

  make any change that would result in the issuer being required to make any deduction or withholding from payments to be made to holders of Debt Securities of any series; or

  impair the right of holders to institute a suit to enforce their rights to payment.

The holders of a majority in principal amount of outstanding Debt Securities of any series may on behalf of the holders of all outstanding Debt Securities of that series waive, only insofar as that series is concerned, any prospective or existing defaults under the Trust Indenture and the Company's compliance with certain restrictive provisions of the Trust Indenture.  However, these holders may not waive a default in any payment on any Debt Security or compliance with a provision that cannot be modified without the consent of each holder affected.

The Company may modify the Trust Indenture without the consent of the holders to:

  cure any ambiguity, defect or inconsistency, provided, however, that the amendment to cure any ambiguity, defect or inconsistency does not materially and adversely affect the rights of any holder of Debt Securities;

  provide for the assumption by a successor of the Company's obligations under the Trust Indenture;

  give effect to certain directions of the holders;

  change or eliminate any provisions where the change takes effect when there are no Debt Securities outstanding under the Trust Indenture;

  provide for uncertificated Debt Securities in addition to certificated Debt Securities, as long as those uncertificated Debt Securities are in registered form for United States federal income tax purposes;

  make any change to maintain the qualification of the Trust Indenture under the United States Trust Indenture Act of 1939, as amended, or to comply with applicable laws;

  add to the Company's covenants, obligations or events of default under the Trust Indenture for the protection of holders of Debt Securities;

  add a guarantor to guarantee the payment of the Debt Securities of any series;

  surrender any right, power or option conferred by the Trust Indenture on the Company; or

in any other manner that would not adversely affect the rights of holders of outstanding securities.

Governing Law

The Trust Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in British Columbia.

The Trustee

The Trustee under the Trust Indenture or its affiliates may provide banking and other services to the Company in the ordinary course of their business.

The Trust Indenture contains certain limitations on the rights of the Trustee, as long as it or any of its affiliates remains the Company's creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise.  The Trustee and its affiliates will be permitted to engage in other transactions with the Company.  If the Trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the Debt Securities, the Trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

General

The Company may issue Warrants to purchase Common Shares or Debt Securities. The Company may issue Warrants independently or together with other Securities, and Warrants sold with other Securities may be attached to or separate from the other Securities.  Warrants will be issued under and governed by the terms of one or more warrant indentures (each a "Warrant Indenture") between the Company and a warrant trustee (the "Warrant Trustee") that the Company will name in the relevant Prospectus Supplement.  Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

Selected provisions of the Warrants and any Warrant Indenture are summarized below.  The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture and the Prospectus Supplement describing such Warrant Indenture.

The Prospectus Supplement relating to any Warrants the Company offers will describe the Warrants and include specific terms relating to their offering.  All such terms will comply with the requirements of the TSX and Nasdaq relating to Warrants.  The Prospectus Supplement will include some or all of the following:

  the designation and aggregate number of Warrants offered;

  the price, if any, at which the Warrants will be offered;

  the currency or currencies of the price at which the Warrants will be offered;

  the designation, number and terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

  the exercise price of the Warrants;

  the currency or currencies in which the exercise price is denominated;

  the dates or periods during which the Warrants are exercisable;

  the designation and terms of any securities with which the Warrants are issued;

  if the Warrants are issued as a unit with another security, the date on and after which the Warrants and the other security will be separately transferable;

  any minimum or maximum amount of Warrants that may be exercised at any one time;

  any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

  whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  any entitlement of the Company to purchase the Warrants in the open market by private agreement or otherwise;

  the identity of the Warrant Trustee;

  whether the Warrants will be listed on any exchange;

  material Canadian and United States tax consequences of owning the Warrants; and

  any other terms of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office or offices indicated in the Warrant Indenture and the Prospectus Supplement.  Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares or Debt Securities issuable upon exercise of the Warrants.

The Company may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Debt Securities or Warrants.  Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a "Subscription Receipt Agreement"), each to be entered into between the Company and an Escrow Agent (the "Escrow Agent"), which will also establish the terms and conditions of the Subscription Receipts.  Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee.  A copy of the form of Subscription Receipt Agreement will be filed with Canadian securities regulatory authorities and as an exhibit to the Registration Statement.  The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete.  The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement.

The Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the Subscription Receipts and include specific terms relating to their offering.  All such terms will comply with the requirements of the TSX and Nasdaq relating to Subscription Receipts.  If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

  the designation and aggregate number of Subscription Receipts offered;

  the price at which the Subscription Receipts will be offered;

  the currency or currencies of the price at which the Subscription Receipts will be offered;

  the designation, number and terms of the Common Shares, Debt Securities, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

  the conditions (the "Release Conditions") that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Debt Securities, Warrants or a combination thereof;

  the procedures for the issuance and delivery of Common Shares, Debt Securities, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

  whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Debt Securities, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement, or an amount equal to interest payable by the Company in respect of Debt Securities during the period from the date of issuance of the Subscription Receipts to the date of issuance of the Debt Securities pursuant to the terms of the Subscription Receipt Agreement);

  the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the "Escrowed Funds"), pending satisfaction of the Release Conditions;

  the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Debt Securities or Warrants pending satisfaction of the Release Conditions;

  the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

  if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

  procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

  any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

  any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

  whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

  whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

  provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

  the identity of the Escrow Agent;

  whether the Subscription Receipts will be listed on any exchange;

  material Canadian and United States tax consequences of owning the Subscription Receipts; and

  any other terms of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Company.  Holders of Subscription Receipts are entitled only to receive Common Shares, Debt Securities, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied.  If the Release Conditions are not satisfied, Holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement.  If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro-rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement.  Common Shares, Debt Securities or Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares, Debt Securities or Warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company's assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares, Debt Securities or Warrants to which the holder of a Common Share, Debt Security or Warrant would have been entitled immediately after such event.  Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares.  Alternatively, such securities, evidences of indebtedness or assets may, at the option of the Company, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof.  The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Shares, Debt Securities or Warrants, which, in the reasonable opinion of the directors of the Company, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares, Debt Securities or Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as the directors of the Company may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares, Debt Securities or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, Debt Securities or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement.  This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Company may issue Subscription Receipts in whole or in part in the form of one or more Global Securities, which will be registered in the name of and be deposited with a Depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement.  The Global Securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any Global Security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any Global Security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders.  The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

PLAN OF DISTRIBUTION

General

The Company may offer and sell the Securities, separately or together: (i) to one or more underwriters or dealers; (ii) through one or more agents; or (iii) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.  The Company may only offer and sell the Securities pursuant to a Prospectus Supplement during the 25-month period that this Prospectus, including any amendments hereto, remains valid.  The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting commissions or discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or re-allowed or paid to dealers.  Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters or Dealers

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased.  The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities.  Any such fee or commission will be paid out of the general corporate funds of the Company.

If dealers are used, and if so specified in the applicable Prospectus Supplement, the Company will sell such Securities to the dealers as principals.  The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Agents

The Securities may also be sold through agents designated by the Company.  Any agent involved will be named, and any fees or commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement.  Any such fees or commissions will be paid out of the general corporate funds of the Company.  Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by the Company at such prices and upon such terms as agreed to by the Company and the purchaser.  In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian provincial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

In accordance with the rules of the National Association of Securities Dealers, Inc., the Company will not pay a commission to a broker-dealer in connection with any sale of Securities under this Prospectus that is in excess of 6%.

CHANGES TO CONSOLIDATED CAPITALIZATION

Since December 31, 2003, the following changes have occurred to the share and loan capital of the Company, on a consolidated basis:

  the Company issued 3,333,333 common shares of the Company in connection with a $55 million financing that closed on March 12, 2004;

  the Company issued 764,695 common shares of the Company pursuant to the exercise of stock options;

  the Company issued 544,679 common shares of the Company pursuant to the exercise of warrants;

  the Company issued 16,624 common shares of the Company in connection with 2003 bonuses and additional compensation to certain officers and employees of Pan American;

  the Company issued 9,135,251 common shares of the Company in connection with the conversion of US$85,431,000 principal amount of 5.25% convertible unsecured senior subordinated debentures due July 31, 2009;

  the Company repaid its US$3,520,834 loan on the Huaron property from Banco de Credito del Peru in full;

  the Company repaid its US$9.5 million loan on the La Colorada property from International Finance Corporation in full; and

  The Company currently has no outstanding forward sales contracts in respect of its silver production other than short term (less than 60 days) price fixings relating to silver that has been produced but has yet to be priced under concentrate agreements.  The Company does not intend to commit any of its future silver production into any forward sales or option contracts.

RISK FACTORS

Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus and the documents incorporated by reference herein before investing in the Securities.  If any of the following risks actually occurs, the Company's business could be materially harmed.  The risks and uncertainties described below are not the only ones the Company faces.  Additional risks and uncertainties, including those of which the Company is currently unaware or that the Company deems immaterial, may also adversely affect the Company's business.

Risks Relating to the Company's Business

Metal Price Fluctuations

The majority of the Company's revenue is derived from the sale of silver, zinc, and, to a lesser degree, copper and lead, and therefore fluctuations in the price of these commodities represents one of the most significant factors affecting the Company's operations and profitability.  The price of silver and other metals are affected by numerous factors beyond the Company's control, including:

  levels of supply and demand;

  global or regional consumptive patterns;

  sales by government holders;

  metal stock levels maintained by producers and others;

  increased production due to new mine developments and improved mining and production methods;

  speculative activities;

  inventory carrying costs;

  availability and costs of metal substitutes;

  international economic and political conditions.

  interest rates;

  currency values; and

  inflation.

Declining market prices for these metals could materially adversely affect the Company's operations and profitability.

Foreign Operations

The majority of the Company's current operations are conducted by its subsidiaries in Peru, Mexico, Bolivia and Argentina, and all of the Company's current production and revenue is derived from its operations in Peru and Mexico.  As Pan American's business is carried on in a number of foreign countries it is exposed to a number of risks and uncertainties, including:

  terrorism and hostage taking;

  military repression;

  expropriation or nationalization without adequate compensation;

  difficulties enforcing judgments obtained in Canadian or United States courts against assets located outside of those jurisdictions;

  labor unrest;

  high rates of inflation;

  changes to royalty and tax regimes;

  extreme fluctuations in currency exchange rates; and

  volatile local political and economic developments.

Local opposition to mine development projects has arisen in Peru in the past, and such opposition has at times been violent.  In particular, in November 2004, approximately 200 farmers attacked and damaged the La Zanja exploration camp located in Santa Cruz province, Peru, which was owned by Compania de Minas Buenaventura and Newmont Mining Corporation.  One person was killed and three injured during the protest.  There can be no assurance that such local opposition will not arise in the future with respect to the Company's foreign operations. If the Company were to experience resistance or unrest in connection with its foreign operations, it could have a material adverse effect on the Company's operations or profitability.

Governmental Regulation

Pan American's operations and exploration and development activities are subject to extensive Canadian, United States, Peruvian, Mexican, Bolivian, Argentinian and other foreign federal, state, provincial, territorial and local laws and regulations governing various matters, including:

  environmental protection;

  management and use of toxic substances and explosives;

  management of natural resources;

  exploration, development of mines, production, and post-closure reclamation;

  exports;

  price controls;

  taxation;

  mining royalties;

  labor standards and occupational health and safety, including mine safety; and

  historic and cultural preservation.

The costs associated with compliance with these laws and regulations are substantial and possible future laws and regulations, changes to existing laws and regulations (including the imposition of higher taxes and mining royalties, which have been implemented or threatened in Peru) or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of Pan American's operations and delays in the development of its properties.  Moreover, these laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the environmental, health and safety impacts of our past and current operations, and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions.

Obtaining and Renewing of Government Permits

In the ordinary course of business, Pan American is required to obtain and renew governmental permits for the operation and expansion of existing operations or for the development, construction and commencement of new operations.  Obtaining or renewing the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings on Pan American's part.  The duration and success of Pan American's efforts to obtain and renew permits are contingent upon many variables not within its control including the interpretation of applicable requirements implemented by the permitting authority.  Pan American may not be able to obtain or renew permits that are necessary to its operations, or the cost to obtain or renew permits may exceed what the Company believes it can recover from the property once in production.  Any unexpected delays or costs associated with the permitting process could delay the development or impede the operation of a mine, which could adversely affect Pan American's operations and profitability.

Compliance With Local Laws and Standards

In some of the countries in which Pan American operates, failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.  Any such loss, reduction or imposition of partners could have a material adverse effect on Pan American's operations or business.

Operating Hazards and Risks

The operation and development of a mine or mineral property involves many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  These risks include:

  environmental hazards;

  industrial accidents and explosions;

  the encountering of unusual or unexpected geological formations;

  ground fall and cave-ins;

  flooding;

  earthquakes; and

  periodic interruptions due to inclement or hazardous weather conditions.

These occurrences could result in:

  environmental damage and liabilities;

  work stoppages and delayed production;

  increased production costs;

  damage to, or destruction of, mineral properties or production facilities;

  personal injury or death;

  asset write downs;

  monetary losses; and

  other liabilities.

Liabilities that Pan American incurs may exceed the policy limits of its insurance coverage or may not be insurable, in which event Pan American could incur significant costs that could adversely affect its business, operations or profitability.

Exploration and Development Risks

The long-term operation of Pan American's business and its profitability is dependent, in part, on the cost and success of its exploration and development programs. Mineral exploration and development involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. There is no assurance that Pan American's mineral exploration and development programs will result in any discoveries of bodies of commercial mineralization. There is also no assurance that even if commercial quantities of mineralization are discovered that a mineral property will be brought into commercial production. Development of Pan American's mineral properties will follow only upon obtaining satisfactory exploration results. Discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit once discovered is also dependent upon a number of factors, some of which are the particular attributes of the deposit (such as size, grade and proximity to infrastructure), metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. Most of the above factors are beyond the control of Pan American. As a result, there can be no assurance that Pan American's acquisition, exploration and development programs will yield new reserves to replace or expand current reserves. Unsuccessful exploration or development programs could have a material adverse impact on Pan American's operations and profitability.

The current proven and probable reserves on the Morococha property only provide for a two year mine life.  The estimated cash flow over this two year mine life does not provide a payback for the Company's costs to acquire Argentum.  For Pan American to recover these costs, inferred resources on the Morococha property must be converted to mineable reserves.  There is no certainty that inferred resources will be converted to mineable reserves or that the Company's investment costs for the Morococha property will ever be paid back.

The Morococha mine is currently dependent on the Manuelita zone for 50% of its monthly production.  Barring new discoveries, this zone will be exhausted in two to three years and in order to maintain the mine's operating cost profile and silver production, a replacement for the Manuelita's zone must be found.  There can be no assurance that such a replacement zone will be found or that Pan American's production estimates will be met after the third year of the mine plan.

Uncertainty in the Calculation of Mineral Reserves, Resources and Silver and Base Metal Recovery

There is a degree of uncertainty attributable to the calculation of mineral reserves and mineral resources and corresponding grades being mined or dedicated to future production. Until mineral reserves or mineral resources are actually mined and processed the quantity of mineral and reserve grades must be considered as estimates only. In addition, the quantity of mineral reserves and mineral resources may vary depending on, among other things, metal prices. Any material change in quantity of mineral reserves, mineral resources, grade or stripping ratio may affect the economic viability of Pan American's properties. In addition, there can be no assurance that silver recoveries or other metal recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

There is a degree of uncertainty attributable to the calculation of mineral reserves and mineral resources and corresponding grades being mined or dedicated to future production.  At the Morococha property, Pan American has observed several inconsistent or inappropriate pre-laboratory sample preparation procedures.  In addition, no QA/QC program was ever established for the analysis of mine samples at either of SMC's laboratories on the Morococha property.  These flaws in sample preparation procedures and lack of QA/QC data makes it difficult to assess the performance and reliability of either laboratory, the data from which is critical in calculating mineral reserves and mineral resources and corresponding grades.  Accordingly, there may be a greater degree of uncertainty associated with the calculation of mineral reserves and mineral resources and the grades thereof at the Morococha property than would be the case if North American standards of pre-laboratory sample preparation and QA/QC were observed.

Infrastructure

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure.  Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect Pan American's operations and profitability.

The equipment on site at the Morococha property, particularly the Amistad plant, is old and may require higher capital investment than Pan American has estimated.

Smelter Supply Arrangements

The zinc, lead and copper concentrates produced by Pan American are sold through long-term supply arrangements to metal traders or integrated mining and smelting companies. Should any of these counterparties not honour supply arrangements, or should any of them become insolvent, Pan American may be forced to sell its concentrates in the spot market or it may not have a market for its concentrates and therefore its future operating results may be materially adversely affected.

Environmental Hazards

All phases of Pan American's operations are subject to environmental regulation in the various jurisdictions in which it operates. Environmental legislation in all of the jurisdictions in which Pan American operates is evolving in a manner which will require stricter standards and will be subject to increased enforcement, fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Changes in environmental regulation, if any, may adversely affect Pan American's operations and profitability. In addition, environmental hazards may exist on Pan American's properties which are currently unknown to Pan American.  Pan American may be liable for losses associated with such hazards, or may be forced to undertake extensive remedial cleanup action or to pay for governmental remedial cleanup actions, even in cases where such hazards have been caused by previous or existing owners or operators of the property, or by the past or present owners of adjacent properties or natural conditions. The costs of such cleanup actions may have a material adverse effect on Pan American's operations and profitability.

Responsibility for construction of a water treatment plant for the Kingsmill Tunnel and tailings mitigation program at Huascacocha Lake, near the Morococha mine, has been apportioned by Water Management Consultants Inc. in environmental studies among the Morococha mine and mining companies operating neighbouring projects, including Centromin, Soc. Minera Austria Duvaz, Soc. Minera Buquiococha and Minera Centrominas.  In the event that one or more of these companies defaults on its funding obligation for the Kingsmill water treatment plant or the Huascacocha Lake tailings mitigation program, Pan American's proportionate share of the costs of such environmental projects could increase and reduce cash flow from Morococha operations.

Reclamation Obligations

Reclamation requirements vary depending on the location of the property and the managing governmental agency, but they are similar in that they aim to minimize long-term effects of exploration and mining disturbance by requiring the operating company to control possible deleterious effluents and to re-establish to some degree pre-disturbance land forms and vegetation.  Pan American is actively providing for or has carried out any requested reclamation activities on its properties.  Any significant environmental issues that may arise, however, could lead to increased reclamation expenditures and have a materially adverse impact on Pan American's financial resources.

Peruvian Mine Closure Law

On October 14, 2003, the Peruvian government published Law 28090 "Mine Closure Law" which establishes provisions relating to mine closure plans.  For existing mining operations the law provides that a mine closure plan must be submitted for certification to the Peruvian Ministry of Energy and Mines within six months of the law entering into force.  No enabling regulations were published with the law.  Therefore, the effect of the law on Pan American's Peruvian mining and exploration activities cannot yet be determined.

The law provides that a mine operator must grant an environmental warranty for the estimated costs associated with its mine closure plan.  The law does not establish when such warranties must be in place and does not specify the form of the required warranty.  However, the law indicates that a warranty may take the form of insurance, cash collateral, a trust agreement or other forms, as permitted by the Civil Code of Peru.  Pan American's Huaron, Quiruvilca and Morococha mines will submit closure plans as required by the law, but until these plans have been certified and the nature and form of whatever environmental warranty is required have been determined, the impact of this law on Pan American's Peruvian mining and exploration activities cannot be determined.

Hedging Activities

From time to time, the Company engages in hedging activities in connection with base metals, such as forward sales contracts, to minimize the effect of declines in metal prices on our operating results.  While these hedging activities may protect the Company against low metal prices, they may also limit the price the Company can receive on hedged products.  As a result, the Company may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in forward sale or option contracts.  As of December 31, 2004, the Company's zinc forward contract position had a negative mark-to-market value of approximately $1.56 million and its lead forward contract position as at December 31, 2004 had a negative value of approximately $0.83 million.  In addition, the Company may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.  The Company's current policy is to not hedge the price of silver and therefore it is fully exposed to declines in the price of silver.

Employee Relations

Certain of Pan American's employees and the employees of Peruvian mining contractors indirectly employed by Pan American are represented by unions.  Pan American has experienced labour strikes and work stoppages in the past.  There can be no assurance that Pan American will not experience future labour strikes or work stoppages.

Title to Assets

The validity of mining or exploration titles or claims, which constitute most of Pan American's property holdings, can be uncertain and may be contested. Pan American has used its best efforts to investigate its title or claims to its various properties and, to the best of its knowledge, those titles or claims are in good standing. However no assurance can be given that applicable governments will not revoke or significantly alter the conditions of the applicable exploration and mining titles or claims and that such exploration and mining titles or claims will not be challenged or impugned by third parties. Pan American operates in countries with developing mining laws and changes in such laws could materially affect Pan American's rights to its various properties or interests therein.

Although Pan American has received title opinions for those properties in which it has a material interest there is no guarantee that title to such properties will not be challenged or impugned. Pan American has not conducted surveys of all the claims in which it holds direct or indirect interests and therefore, the precise area and location of such claims may be in doubt. Pan American's properties may be subject to prior unregistered liens, agreements or transfers, native land claims or undetected title defects.

Pan American does not own certain surface lands in the areas that overlie its mining concessions at the Morococha property.  These surface lands belong to Centromin.  Although the use by Argentum's previous owner, Sociedad Minera Corona S.A. ("SMC") and its predecessors of Centromin's surface lands for mining and processing operations has been exercised for decades with Centromin's acknowledgement, there is no assurance that Centromin will continue to allow unimpeded use of these surface lands by the Morococha operations.  In particular, the development of the adjacent Toromocha disseminated copper system into a mine may interfere with operations on Morococha property.  In such an event, Pan American could be required to incur potentially significant costs and expense to acquire surface rights for its Morococha operations and could be required to cease certain Morococha operations altogether if such surface rights cannot be obtained for reasonable consideration.

Acquisitions

An element of the Company's business strategy is to make selected acquisitions.  For example, the Company completed the acquisition of Corner Bay Silver Inc. in February 2003 and the acquisition of Argentum and the Morococha mine in August 2004.  The Company expects to continue to evaluate acquisition opportunities on a regular basis and intends to pursue those opportunities that it believes are in its long-term best interests.  The success of the Company's acquisitions will depend upon its ability to effectively manage the operations of entities it acquires and to realize other anticipated benefits.  The process of managing acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management resources.  There can be no assurance that the Company will be able to successfully manage the operations of businesses it acquires or that the anticipated benefits of its acquisitions will be realized.

Competition for New Properties

Mines have limited lives and as a result, Pan American continually seeks to replace and expand its reserves through the acquisition of new properties.  In addition, there is a limited supply of desirable mineral lands available in areas where Pan American would consider conducting exploration and/or production activities.  Because Pan American faces strong competition for new properties from other mining companies, some of which have greater financial resources than it does, Pan American may be unable to acquire attractive new mining properties on terms that it considers acceptable.

United States Mining Legislation

There is a movement in the United States Congress to reform the current mining laws. While it is not expected that any reform legislation will pass the United States Congress in the current session, it is not unlikely that some changes to U.S. mining laws will occur in the future. These changes may include the payment of royalties to the government, increased holding fees and restrictions or prohibitions on patenting mining claims. In addition, prospective legislation could be expected to include various environmental and land use requirements, which may restrict, or in some cases, prevent mining operations. Although none of the mineralization on the properties on which Pan American holds direct or indirect interests are within unpatented claims, Pan American's interest in unpatented claims on federal land could have an overall impact on the value of its properties in the United States.

Foreign Exchange Rate Fluctuations

Fluctuations in currency exchange rates, particularly the weakening or strengthening of the U.S. dollar (being the currency in which Pan American's products are sold) against the Canadian dollar (used to pay corporate head office costs), the Peruvian sole and the Mexican peso (being the currencies in which a significant portion of Pan American's operating costs are incurred), could have a significant effect on Pan American's results of operations.  Pan American does not engage in currency hedging transactions.

Risks Relating to Securities Offerings

Enforcing Civil Liabilities in the United States

The Company is organized under the laws of the Province of British Columbia, and its principal executive office is located in British Columbia.  Many of the Company's directors, controlling persons, officers and the experts named in this prospectus supplement are residents of Canada and a substantial portion of their assets and a majority of the Company's assets are located outside the United States.  As a result, it may be difficult for United States investors to effect service of process within the United States upon the directors, controlling persons, officers and the experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the federal securities laws of the United States.  There is doubt as to the enforceability in Canada against the Company or against any of its directors, controlling persons, officers or experts who are not residents of the United States, of original actions or actions for enforcement of judgments of United States courts of liabilities based solely upon the federal securities laws of the United States.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are Deloitte & Touche LLP, Four Bentall Centre, 2800 - 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1P4.

The transfer agent and registrar for the Common Shares of the Company is Computershare Trust Company of Canada at its principal offices in Vancouver and Toronto.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference", the consent of Deloitte & Touche LLP and the consent of PricewaterhouseCoopers LLP and a form of Trust Indenture.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements of Corner Bay Silver Inc.
Auditors' Report	F-3
Consolidated Balance Sheet as at December 31, 2002 (unaudited) and as at June 30, 2002 and June 30, 2001 (audited)	F-4

Consolidated Statements of Operations and Deficit for the six months ended December 31, 2002 and December 31, 2001 (unaudited) and for the years ended June 30, 2002, June 30, 2001 and June 30, 2000 (audited)

F-5
Consolidated Statements of Cash Flows for the six months ended December 31, 2002 and December 31, 2001 (unaudited) and for the years ended June 30, 2002, June 30, 2001, and June 30, 2000 (audited)	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Pro Forma Consolidated Financial Statements of Pan American Silver Corp.
Compilation Report	F-23
Pro Forma Consolidated Statement of Operations for the year ended December 31, 2002 (unaudited)	F-24
Notes to the Pro Forma Consolidated Financial Statements	F-25

Unaudited and Audited Consolidated Financial Statements of

CORNER BAY SILVER INC.

AUDITORS' REPORT

September 6, 2002

To the Directors of

Corner Bay Silver Inc.

We have audited the consolidated balance sheets of Corner Bay Silver Inc. as at June 30, 2002 and 2001 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended June 30, 2002.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2002 in accordance with Canadian generally accepted accounting principles.

(signed) PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Toronto, Ontario

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements.  Our report to the shareholders dated September 6, 2002 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when they are adequately disclosed in the financial statements.

(signed) PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Toronto, Ontario

CORNER BAY SILVER INC.

CONSOLIDATED BALANCE SHEETS

As at December 31, 2002, June 30, 2002 and 2001

(expressed in Canadian dollars, unless otherwise stated)

	December 31	June 30	June 30
	2002	2002	2001
	(Unaudited)
ASSETS
Current
Cash	$4,831,220	$5,323,564	$4,022,422
Accounts receivable	163,965	197,673	176,912
Prepaid expenses and deposits	2,595	16,887	27,389
	4,997,780	5,538,124	4,226,723
Deposits- reclamation bonds	30,000	30,000	30,000
Investments - quoted market value of $nil
(2001 - $61,933) (note 8)	-	-	43,353
Deferred exploration expenditure (note 3)	8,781,564	7,705,865	4,551,072
Property, plant and equipment (note 4)	3,893,658	3,896,461	96,870
	$17,703,002	$17,170,450	$8,948,018

LIABILITIES
Current
Accounts payable and accrued liabilities	$1,355,103	$316,914	$387,963

SHAREHOLDERS' EQUITY
Capital stock (note 5)	25,499,004	24,314,504	14,813,154
Contributed surplus	537,005	537,005	537,005
Deficit	(9,688,110)	(7,997,973)	(6,790,104)
	16,347,899	16,853,536	8,560,055
	$17,703,002	$17,170,450	$8,948,018

Nature of operations and going concern (note 1)

Commitments (note 10)

APPROVED BY THE BOARD OF DIRECTORS

(signed) JOHN H. WRIGHT, Director

(signed) ROSS J. BEATY, Director

CORNER BAY SILVER INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

 (expressed in Canadian dollars, unless otherwise stated)

	For the six months ended		For the years ended
	December 31,		June 30,
	2002	2001	2002	2001	2000

	(Unaudited)	(Unaudited)

OTHER INCOME
Interest	$61,361	$49,739	$94,013	$127,474	$48,611
Other	14,500	73,001	201,831	97,500	64,900
	75,861	122,740	295,844	224,974	113,511
OTHER EXPENSES
General and administrative	1,765,998	497,925	1,467,007	798,073	521,338
Amortization	-	9,109	-	25,312	19,251
	1,765,998	507,034	1,467,007	823,385	540,589
Gain on disposal of assets	-	-	-	-	(14,465)
Gain on disposal of investments	-	-	(5,805)	-	-
Writedown of investments	-	-	-	-	22,606
Write-down of property, plant
and equipment	-	-	42,511	95,833	-
Write-down of deferred
exploration expenditure	-	-	-	373,627	1,088,239
	1,765,998	507,034	1,503,713	1,292,845	1,636,969
Loss for the period	(1,690,137)	(384,294)	(1,207,869)	(1,067,871)	(1,523,458)
Deficit, beginning of period	(7,997,973)	(6,790,104)	(6,790,104)	(5,722,233)	(4,198,775)
Deficit, end of period	$(9,688,110)	$(7,174,398)	$(7,997,973)	$(6,790,104)	$(5,722,233)

Basic and diluted
loss per share	($0.09)	($0.02)	($0.07)	($0.08)	($0.14)

Weighted average number
of shares outstanding	19,385,808	15,876,053	16,697,807	13,912,182	10,760,945

CORNER BAY SILVER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (expressed in Canadian dollars, unless otherwise stated)

	For the six months ended		For the years ended
	December 31,		June 30,
	2002	2001	2002	2001	2000

	(Unaudited)	(Unaudited)

CASH PROVIDED BY (USED IN)
Operating activities
Loss for the period	$(1,690,137)	$(384,294)	$(1,207,869)	$(1,067,871)	$(1,523,458)
Write-off of deferred
exploration expenditure	-	-	-	373,627	1,088,239
Writedown of investments	-	-	-	-	22,606
Amortization	-	9,109	-	25,312	19,251
Write-off of property, plant
and equipment	-	-	42,511	95,833	-
Gain on disposal of
investments	-	-	(5,805)	-	-
Gain on disposal of assets	-	-	-	-	(14,465)
	(1,690,137)	(375,185)	(1,171,163)	(573,099)	(407,827)
Net (increase) decrease in non-cash
working capital balances related to
operations (note 11)	1,086,189	(184,805)	(81,308)	82,054	237,610
	(603,948)	(559,990)	(1,252,471)	(491,045)	(170,217)

Investing activities
Deferred exploration expenditure
and property, plant and equipment
Expenditures	(1,072,896)	(1,415,279)	(3,147,522)	(1,460,057)	(2,185,566)
Option receipts	-	-	-	5,975	25,000
Proceeds on disposal of assets	-	-	-	-	28,057
Proceeds on disposal of
investments	-	-	49,158	-	73,486
Purchase of assets under construction	-	-	(400,000)	-	-
Purchase of equipment	-	-	(6,873)	-	-
	(1,072,896)	(1,415,279)	(3,505,237)	(1,454,082)	(2,059,023)

Financing activities
Issue of common shares	1,184,500	350,849	6,058,850	5,038,397	2,499,391

Increase (decrease) in cash during
the period	(492,344)	(1,624,420)	1,301,142	3,093,270	270,151
Cash, beginning of the period	5,323,564	4,022,422	4,022,422	929,152	659,001
Cash, end of the period	$4,831,220	$2,398,002	$5,323,564	$4,022,422	$929,152

Supplemental cash flow information (note 11)

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

1.

NATURE OF OPERATIONS AND GOING CONCERN

The Company is in the process of exploring its mineral properties and is establishing the amount of ore reserves that are economically recoverable from the Mexico property.  The recoverability of amounts shown for these properties and related deferred exploration expenditures are dependent upon the discovery of economically recoverable reserves, the preservation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain the financing necessary to complete the development of the properties, and future profitable production or, alternatively, upon the Company's ability to dispose of its interest on an advantageous basis.  Changes in future conditions could require material writedowns of the carrying amounts of deferred exploration expenditure.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP).  Significant differences from United States accounting principles are disclosed in Note 15.

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Corner Bay Resources Inc. and Pan MacKenzie Resources Inc. (including its wholly owned subsidiary Minera Corner Bay S.A. de C.V.).

Deferred exploration expenditure

The deferred exploration expenditure is recorded at cost, net of incidental revenues generated from the particular properties.  These net costs are deferred until the properties to which they relate are placed into production, sold or abandoned.

In March 2000, the Accounting Standards Board of the Canadian Institute of Chartered Accountants (CICA) issued Accounting Guideline No. 11 entitled, "Enterprises in the Development Stage" (AcG 11), and subsequently, on March 12, 2002, issued Emerging Issues Committee (EIC) 126 "Accounting by Mining Enterprises for Exploration Costs."  These guidelines address three distinct issues: (i) capitalization of costs/expenditures (ii) impairment and (iii) disclosure.  Prior to their issuance, development state entities were exempt from following certain aspects of Canadian generally accepted accounting principles (GAAP).  EIC 126 and AcG 11 require that all companies account for transactions based on the underlying characteristics of the transactions rather than the maturity of the enterprise.  In addition, EIC 126 and AcG 11 require specific disclosure of information by development stage companies.  These guidelines were effective for financial periods beginning on or after April 1, 2000, which affects the Company's financial years ended on or after June 30, 2001.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

EIC 126 and AcG 11 affect mining companies with respect to the deferral of exploration costs.  The appropriate accounting guidance is contained in Section 3061, "Property, Plant and Equipment" of the CICA Handbook which permits, but does not require, exploration costs to be capitalized as part of a mining property, if the Company considers that such costs have the characteristics of property, plant and equipment.  Under this view, deferred exploration expenditure would not automatically be subject to regular assessment of recoverability, unless conditions such as those discussed in EIC 126 and AcG 11 exist.

There would need to be an assessment of deferred exploration expenditure.  Assessment of the probability of recoverability of deferred exploration expenditure from future operations will require the preparation of a projection based on objective evidence of economic reserves such as a feasibility study.

The status of the Company's operations is such that, like most mining companies in the exploration stage, it would not be practical to obtain a feasibility study or provide other information that could be used to support capitalization of deferred exploration expenditure under the alternative view.

EIC 126 and AcG 11 did not have a significant impact on the Company's consolidated financial statements.

Property, plant and equipment

Land and exploration equipment are recorded at cost.  Exploration equipment is amortized on a reducing balance basis at various rates from 14% to 33%.  Amortization relating to equipment used on the mineral properties is capitalized as part of the deferred exploration expenditure balance.

Assets under construction

Assets under construction consist of equipment to be commissioned at the Mexico property site.  The assets will be included as part of the equipment balance once refurbished and transferred to the site.  These assets are not being amortized, as they are not currently ready for use.

Financial instruments

The carrying amounts of cash, receivables, prepaid expenses and deposits, accounts payable and accrued liabilities approximate the fair values of those financial instruments due to the short-term maturities of such instruments.  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash.  The Company places its cash with high credit quality financial institutions.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

Income taxes

The provision for future income taxes is based on the liability method.  Future income taxes arise from the recognition of the tax consequences of temporary differences by applying statutory income tax rates applicable to future years to differences between the financial statements' carrying amounts and the income tax bases of certain assets and liabilities.  The Company records a valuation allowance against any portion of those future income tax assets that it believes is not, more likely than not, to be realized.

Stock-based compensation plan

The Company has one stock option plan, which is described in note 5.  No compensation expense is recognized for this plan when stock or stock options are issued to employees.  Any consideration paid on exercise of stock options or purchase of stock is credited to capital stock.

Effective July 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments.  This section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments in exchange for goods and services.  The section requires that all stock-based awards made to non-employees be measured and recognized using a fair-value based method.  The section encourages a fair-value based method for all awards granted to directors, officers and employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights and awards that call for settlement in cash or other assets.

For stock options granted to directors, officers and employees, the Company has adopted the intrinsic value method of accounting for stock-based compensation.  Under this method compensation expense is recognized for the excess, if any, of the quoted market price of the Company's common shares over the common share option exercise price on the day that options are granted.

Loss per share

Basic loss per share is computed by dividing the loss for the year by the weighted average number of common shares outstanding during the year, including contingently issuable shares that are included when the conditions necessary for issuance have been met.  Diluted earnings per share are calculated in a manner similar to basic earnings per share, except the weighted average number of shares outstanding are increased to include potential common shares from the assumed exercise of options and warrants, if dilutive.  The number of additional shares included in the calculation is based on the treasury stock method for options and warrants and on the as if converted method for convertible securities.

During the year ended June 30, 2001, the Company changed its method of accounting for earnings per share to comply with the revised standard issued by the CICA Handbook, Section 3500, "Earnings per share".  There was no difference between the loss per share calculated under the new standard and the amount that would have been calculated using the previous standard.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses during the reporting period.  Actual results could differ from these estimates.

Translation of foreign currencies

As the Company considers all of its foreign operations to be fully integrated, all items denominated in foreign currencies have been translated using the temporal method.  Under this method, monetary assets and liabilities and non-monetary items carried at market values are translated at the year and period end exchange rate.  Other non-monetary items and revenue and expenses are translated at approximate rates in effect at the dates of the transactions, except depletion and amortization, which are translated at the same rates as the related assets.

3.

MINERAL PROPERTIES

	Mexico	Maritimes	Chibougamau	Total
Balance - June 30, 1999	$1,018,492	$401,611	$1,097,825	$2,517,928
Expenditures	2,114,901	1,411	-	2,116,312
Option receipts	-	(25,000)	(9,586)	(34,586)
Writedown	-	-	(1,088,239)	(1,088,239)
Balance - June 30, 2000	3,133,393	$378,022	$-	$3,511,415
Expenditures	1,388,451	1,580	-	1,390,031
Option receipts	-	(5,975)	-	(5,975)
Amortization of equipment capitalized	29,228	-	-	29,228
Writedown	-	(373,627)	-	(373,627)
Balance - June 30, 2001	4,551,072	-	-	4,551,072
Expenditures	3,147,522	-	-	3,147,522
Amortization of equipment capitalized	7,271	-	-	7,271
Balance - June 30, 2002	7,705,865	-	-	7,705,865
Expenditures (Unaudited)	534,911	-	-	534,911
Purchase of concessions (Unaudited)	537,985	-	-	537,985
Amortization of equipment
capitalized (Unaudited)	2,803	-	-	2,803
Balance - December 31, 2002 (Unaudited)	$8,781,564	$-	$-	$8,781,564

The Alamo Dorado silver/gold property is located in the northwestern state of Sonora, Mexico.  Paved roads connect the state capital of Hermosillo to the town of Alamos, which is 67 kilometers northwest of the Alamo Dorado Project.

The 5,369 hectare property consists of the 504 hectare Alamo Ocho concession held under option by the Company, and the 4,865 hectare Alamo Dorado concession, which is owned 100% by the Company and surrounds the Alamo Ocho concession.  The Company can earn a 100% interest in Alamo Ocho by paying US$800,000 over six years.  Payments are made semi-annually, of which US$441,000 (unaudited) was paid to December 31, 2002 (June 30, 2002, 2001 and 2000 were US$450,000, $325,000 and $nil, respectively).

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

During the year ended June 30, 2002, the Company incurred $131,147 (2001 and 2000 - $nil) in rental payments, and is committed to annual rental payments of $114,150.  During the six-month periods ended December 31, 2002 and 2001, the Company incurred $35,906 and $23,491 (unaudited), respectively, in rental payments.

4.

PROPERTY, PLANT AND EQUIPMENT

			June 30			June 30
		Accumulated	2002		Accumulated	2001
	Cost	Amortization	Net	Cost	Amortization	Net
Equipment	$66,683	$14,722	$53,961	$129,415	$32,545	$96,870
Assets under
Construction	3,842,500	-	3,842,500	-	-	-

	$3,911,183	$14,722	$3,896,461	$129,415	$32,545	$96,870

			December 31
		Accumulated	2002
(Unaudited)	Cost	Amortization	Net
Equipment	$139,917	$88,759	$51,158
Assets under
Construction	3,842,500	-	3,842,500

	$3,982,417	$88,759	$3,893,658

During the six months ended December 31, 2002, the Company wrote off $nil (December 31, 2001 - $nil; years ended June 30, 2002, 2001 and 2000 of $42,511, $95,833 and $nil, respectively) of property, plant and equipment.

During the six months ended December 31, 2002, the Company recorded amortization of $2,803 (years ended June 30, 2002, 2001 and 2000 of $7,271, $29,228 and $nil, respectively), which were capitalized as deferred exploration expenditure.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (Unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

5.

CAPITAL STOCK

Authorized

Unlimited number of common shares, without nominal or par value.

Issued and outstanding - common shares

	Number of
	shares	Net
	outstanding	Proceeds
Balance - June 30, 1999	9,899,115	$7,275,366
Shares issued for cash in private placement
September 21, 1999	596,540	773,976
December 20, 1999	400,000	1,198,435
Warrants exercised for cash during the year	545,454	409,080
Options exercised for cash during the year	393,000	117,900
Balance - June 30, 2000	11,834,109	9,774,757
Shares issued in prospectus offering - December 14, 2000	3,666,667	4,978,397
Options exercised for cash	200,000	60,000
Balance - June 30, 2001	15,700,776	14,813,154
Shares issued for cash in private placement - February 19, 2002	1,830,000	4,575,000
Warrants exercised for cash	183,333	275,000
Options exercised for cash	612,000	1,208,850
Shares issued for assets under construction
purchased - June 18, 2002 (note 11)	850,000	3,442,500
Balance - June 30, 2002	19,176,109	24,314,504
Options exercised for cash (unaudited)	465,000	1,184,500
Balance - December 31, 2002 (unaudited)	19,641,109	$25,499,004

On September 21, 1999, the Company completed a private placement of 596,540 shares at a price of $1.30 per share.

On December 20, 1999, the Company completed a private placement of 400,000 units.  Each unit consists of one common share at $3.00 and one-half common share purchase warrant.  Each whole purchase warrant entitles the holder to purchase one additional common share at a price of $4.00 per common share at anytime until December 20, 2001.  Effective December 20, 2001, all options that had not been exercised prior to this date expired.

On December 14, 2000, the Company publicly offered 3,666,667 units.  Each unit consisted of one common share at $1.50 and one-half common share purchase warrant.  Each whole purchase warrant entitles the holder to purchase one additional common share at $2.25 per share at anytime until December 14, 2001.  In connection with the December 14, 2000 offering, the underwriters received 183,333 warrants of the Company.  Each warrant entitles the underwriter to purchase one common share for $1.50 at any time until December 14, 2001.  Effective December 14, 2001, all warrants that had not been exercised prior to this date expired.  Refer to the following warrants table.

On February 19, 2002, the Company completed a private placement of 1,830,000 shares at a price of $2.50 per share.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

Warrants

		Weighted
	Number of	average
	Warrants	price
Balance - June 30, 1999	-	$ -
Issued - December 20, 1999	200,000	4.00
Balance - June 30, 2000	200,000	4.00
Issued - December 14, 2000	2,016,666	2.18
Balance - June 30, 2001	2,216,666	2.34
Expired	(2,033,333)	2.42
Exercised	(183,333)	1.50
Balance - June 30, 2002	-	-
Expired	-	-
Exercised	-	-
Balance - December 31, 2002 (unaudited)	-	$ -

Options

On December 15, 1995, the shareholders of the Company approved the amended stock option plan (dated November 1, 1995) (the Plan) which provides for the issuance of 1.0 million stock options under the terms of the Plan.  On December 20, 1999 and December 15, 2000, the shareholders approved an amendment to provide for the further issuance of an additional 1.4 and 2.0 million common share options, respectively, under the terms of the Plan.

Under the Plan, the Company provides options to buy common shares of the Company to directors, officers and service providers.  The board of directors grants such options for periods of up to ten years at prices not lower than the market price at the date of granting.

No compensation expense is recognized when stock options are issued to employees and directors.  All consideration paid by employees from the exercise of stock options or purchase of stock is credited to capital stock.

Compensation expense is recorded when stock options are issued to non-employees and is recognized over the vesting period of the options.  Compensation expense is determined as the fair value of the options at the date of grant using an option-pricing model.  During the six months ended December 31, 2002 and year ended June 30, 2002, no stock options were issued to non-employees.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

As at June 30, 2002, the Company had outstanding and exercisable stock options as follows:

	Exercise	Expiry
	Price	Date
500,000	$2.65	12/20/02
660,000	3.00	06/30/03
380,000	1.75	10/02/04
40,000	1.80	12/12/04
60,000	$3.00	02/28/05

As at June 30, 2002, the Company had outstanding and exercisable stock options as follows:

		2002		2001		2000
	Number	Weighted	Number	Weighted	Number	Weighted
	of	average	of	average	of	average
	options	price	options	price	options	price
Outstanding
- Beginning of year	1,607,000	$2.60	1,707,000	$2.38	700,000	$0.30
Granted	645,000	1.95	100,000	1.70	1,400,000	2.84
Exercised	(612,000)	1.98	(200,000)	0.30	(393,000)	0.30
Outstanding
- End of year	1,640,000	$2.57	1,607,000	$2.60	1,707,000	$2.38

As at December 31, 2002, the Company had outstanding and exercisable stock options as follows:

	December 31, 2002
	Number	Weighted
	of	average
	Options	price

Outstanding - Beginning of period	1,640,000	$2.57
Exercised (unaudited)	(465,000)	2.55
Outstanding - End of period (unaudited)	1,175,000	$2.59

6.

INCOME TAXES

As at December 31, 2002, the Company has non-capital loss carry-forwards of approximately $4,200,000, unaudited, (June 30, 2002 - $2,500,000) available to reduce future taxable income.  These losses will expire between 2003 and 2009.  In addition, the Company has $7,300,000 in unclaimed exploration and development expenses in Canada.  No recognition is given in these consolidated financial statements to any potential benefit from the utilization of these non-capital losses or unclaimed exploration and development expenses.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

7.

RELATED PARTY TRANSACTIONS

Certain geological, consulting and corporate services were provided to the Company and its subsidiaries by seven directors and/or officers, and/or companies controlled by directors and/or officers.  The cost of such services (including salaries) for the six months ended December 31, 2002 was $nil, unaudited, (years ended June 30, 2002, 2001 and 2000 were $680,213, $354,989 and $230,279, respectively).  The services provided were at rates similar to those charged to non-related parties.

The Company, as prime tenant of share corporate offices with the above-mentioned related party companies, charge rent of $nil for the six months ended December 31, 2002 (years ended June 30, 2002, 2001 and 2000 were $6,000, $51,400 and $46,800, respectively) and had overhead recoveries of $nil for the six months ended December 31, 2002 (years ended June 30, 2002, 2001 and 2000 were $7,500, $97,575 and $71,913, respectively).

8.

INVESTMENT

As at December 31, 2002, the Company held nil (unaudited) (June 30, 2002, 2001 and 2000 - nil, 309,665 and 309,665, respectively) shares of MSV Resources Inc.  The investment was disposed of during the year ended June 30, 2002.

9.

SEGMENT INFORMATION

Working capital balances are retained in Canada and principal property balances are located as described in note 3.

10.

COMMITMENTS

The Company leases office space under leases expiring November 30, 2004.  Future minimum lease payments are as follows:

Year ended June 30
2003	$69,660
2004	69,660
2005	29,025
$168,345

11.

SUPPLEMENTAL CASH FLOW INFORMATION

During the six months ended December 31, 2002 and 2001 and the years ended June 30, 2002, 2001 and 2000, the Company paid no income taxes or interest.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

Net (increase) decrease in non-cash working capital balances related to operations:

	Six months ended
	December 31,		Years ended December 31,

	2002	2001	2002	2001	2000
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Receivables	$33,708	$(150,298)	$(20,761)	$(17,438)	$32,625
Prepaid expenses and deposits	14,292	18,147	10,502	(1,452)	(21,502)
Accounts payable and accrued liabilities	1,038,187	(52,654)	(71,049)	100,944	226,487

	$1,086,189	$(184,805)	$(81,308)	$82,054	$237,610

On June 18, 2002, assets under construction were acquired for $3,442,500, through issuance of common shares (note 4).  The purchase price was based on the value of the common shares.

12.

ACQUISITION OF COMPANY BY PAN AMERICAN SILVER CORP.

On May 21, 2002, the Company and Pan American Silver Corp. (Pan American) announced a proposed plan of arrangement whereby Pan American would acquire all of the issued and outstanding shares of the Company.  On June 28, 2002, both companies announced amended terms to the proposed plan of arrangement.  The amended proposal for a plan of arrangement is subject to approval of the shareholders of the Company and Pan American and approval by the Ontario Superior Court of Justice and various regulatory authorities.  The shareholders of the Company and Pan American approved the plan of arrangement on September 4 and 5, 2002, respectively.  If remaining approvals are obtained and all material covenants are satisfied in a timely fashion, the plan of arrangement would become effective in September 2002.

Under the terms of the amended plan of arrangement, each Corner Bay Silver Inc. common share would be exchanged for 0.3846 of a Pan American common share and 0.1923 of a Pan American common share purchase warrant.  Each whole Pan American common share purchase warrant (the Pan American Warrant) provides the holder with the rights to purchase a Pan American common share at CAN$12 for a five-year period after the effective date of the plan of arrangement ("Plan of Arrangement").  The Pan American Warrants will trade on the Toronto Stock Exchange.

13.

SUBSEQUENT EVENT

In July 2002, the principal mineral concession, which hosts the Alamo Dorado concession, was purchased outright from the concession owners by paying the remaining option payments in a final lump sum payment of US$345,000 (US$300,000 plus Impuesto Al Valor Agregado (IVA) taxes).

SUBSEQUENT EVENT (UNAUDITED)

The Company received regulatory approval on the plan on arrangement and on February 20, 2003 the Company and Pan American Silver Corp. completed the Plan of Arrangement.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

14.

COMPARATIVES

Certain prior years' comparative numbers have been restated to reflect the current year's presentation.

15.

DIFFERENCE BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

Canadian GAAP varies in certain significant respects from the principles and practices generally accepted in the United States ("U.S. GAAP").  The effect of these principal measurement differences on the Company's consolidated financial statements are quantified below and described in the accompanying notes.

Consolidated statement of operations

	Six months ended
	December 31		Years ended June 30,
	2002	2001	2002	2001	2000
	(Unaudited)	(Unaudited)
Loss for the period reported under
Canadian GAAP	$(1,690,137)	$(384,294)	$(1,207,869)	$(1,067,871)	$(1,523,458)
Exploration expenses adjustment	(537,714)	(1,415,279)	(3,154,793)	(1,039,657)	(993,487)
Loss for the period reported under
U.S. GAAP	$(2,227,851)	$(1,799,573)	$(4,362,662)	$(2,107,528)	$(2,516,945)

a)

In accordance with U.S. GAAP, the Company would be required to charge all costs of deferred exploration expenditures to earnings as operating expenses as incurred until proven economic reserves are established.  As a result of accounting for these expenditures in this manner, the unaudited loss for the six months ended December 31, 2002 and 2001 would be increased by $537,714 and $1,415,279, respectively, and loss for the years ended June 30, 2002, 2001 and 2000 would be increased by $3,154,793, $1,039,657 and $993,487, respectively.

b)

The Company accounts for its share options using the intrinsic value method, which in the Company's circumstances amounts does not result in different from the amounts that would be determined under the provisions of the Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations.  Accordingly, no compensation expense for its share option plan has been recognized or recorded in the consolidated statement of operations and deficit for any of the years presented.  A company that does not adopt the fair value method must disclose the cost of the stock compensation awards at their fair value at the date the award is granted.  The unaudited value of the Company's options that were granted during six months ended December 31, 2002 was $nil (2001 - $17,846) (three years ended June 30, 2002 were $447,952, $37,605 and $878,747, respectively).  The fair value for 2002 was estimated using the Black-Scholes model with assumptions of a three-year expected term volatility ranging from 50% to 56% and interest rates from 3.75% to 4.04%.  The fair value for 2001 and 2000 was estimated using the Black-Scholes model with assumptions of a two-year expected term, 60% volatility and interest rates ranging from 6.0% to 6.5%.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

Basic loss per share

	Six months ended
	December 31,		Years ended June 30,
	2002	2001	2002	2001	2000
	(Unaudited)	(Unaudited)
Loss for the period under
U.S. GAAP	$(2,227,851)	$(1,799,573)	$(4,362,662)	$(2,107,528)	$(2,516,945)
Weighted average number of
Common shares outstanding	19,385,808	15,876,053	16,697,807	13,912,182	10,760,945

Loss per share under U.S. GAAP	($0.11)	($0.11)	($0.26)	($0.15)	($0.23)

Consolidated statements of comprehensive loss

	Six months ended
	December 31,		Years ended June 30,
	2002	2001	2002	2001	2000
	(Unaudited)	(Unaudited)

Loss for the period under
U.S. GAAP	$(2,227,851)	$(1,799,573)	$(4,362,662)	$(2,107,528)	$(2,516,945)
Other comprehensive earnings, net
of income taxes
Unrealized gain on marketable
securities	-	-	-	18,580	9,290
Realized (gain) loss on sale of
marketable securities	-	-	(18,580)	-	33,948
Writedown to fair value	-	-	-	-	22,606

Comprehensive loss for the period	$(2,227,851)	$(1,799,573)	$(4,381,242)	$(2,088,948)	$(2,451,101)

The consolidated statements of comprehensive loss provide a measure of all changes in equity of the Company that result from transactions, other than those with shareholders, and other economic events that occurred during the period.

Under U.S. GAAP, the Company's holding of marketable securities with quoted market values that would be marked to market with the resulting unrealized gain or loss being taken to the consolidated statement of comprehensive loss in the relevant period.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

Consolidated statement of cash flows

	Six months ended
	December 31		Years ended June 30,
	2002	2001	2002	2001	2000
	(Unaudited)	(Unaudited)
Operating activities	$(1,138,859)	$(1,975,269)	$(4,399,993)	$(1,900,413)	$(2,258,579)
Investing activities	(537,985)	-	(357,715)	(44,714)	29,339
Financing activities	1,184,500	350,849	6,058,850	5,038,397	2,499,391
Increase (decrease) in cash and cash
equivalent during the period	(492,344)	(1,624,420)	1,301,142	3,093,270	270,151
Opening cash and cash equivalents	5,323,564	4,022,422	4,022,422	929,152	659,001
Closing cash and cash equivalents	$4,831,220	$ 2,398,002	$5,323,564	$4,022,422	$929,152

Consolidated balance sheets
	December 31	June 30,
	2002	2002	2001
	(Unaudited)
Investments under Canadian GAAP	$-	$-	$43,353
Unrealized gain on marketable securities	-	-	18,580

Investments under US GAAP	$-	$-	$61,933

Deferred exploration expenditure under
Canadian GAAP	$8,781,564	$7,705,865	$4,551,072
Deferred exploration expenditure	(8,243,579)	(7,705,865)	(4,551,072)
Deferred exploration expenditure under
U.S. GAAP	$537,985	$-	$-

Deficit under Canadian GAAP	$(9,688,110)	$(7,997,973)	$(6,790,104)
Exploration expenditures	(8,243,579)	(7,705,865)	(4,551,072)

Deficit under U.S. GAAP	$(17,931,689)	$(15,703,838)	$(11,341,176)

Cumulative comprehensive other income
under Canadian GAAP	$-	$-	$-
Unrealized gain (loss) on marketable securities	-	-	18,580
Cumulative comprehensive other income
under U.S. GAAP	$-	$-	$18,580

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

New standards for U.S. GAAP

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets".  This new standard features new accounting rules for goodwill and intangible assets.  The Company does not foresee any impact on a cumulative effect of an accounting change or on the carrying value of assets and liabilities recorded in the consolidated balance sheets upon adoption.  SFAS No. 142 will be adopted on July 1, 2002.

Also issued in June 2001 was SFAS No. 143, "Accounting for Asset Retirement Obligations."  This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of a fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.  The Company is analyzing the impact of SFAS No. 143 and will adopt this standard on July 1, 2002.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets."  This statement supersedes SFAS No. 121 and the accounting and reporting provisions of APB 30, and also amends ARB 51.  This statement will require one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and will broaden the presentation of discontinued operations to include more disposal transactions.  The Company is analyzing the impact of SFAS No. 144 and will adopt this standard on July 1, 2002.

Effective July 1, 2002, the Company will adopt, for United States reporting purposes, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendments of SFAS No. 13, and Technical Corrections as of April 2002."  This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, SFAS No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements".

This statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers."  This statement amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.  This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions.  The adoption of the new standard is not currently expected to have a significant impact on the Company's results of operations or financial position.

New Standards for U.S. GAAP, unaudited to December 31, 2002

The Company adopted the following standards on July 1, 2002:

i)

the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, did not have a material affect on the

Company's consolidated financial position or results of operations.

CORNER BAY SILVER INC.

Notes to the consolidated financial statements

December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000

(expressed in Canadian dollars)

ii)

the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, did not have a material impact on the

Company's results of operations or shareholders' equity.

iii)

the adoption of SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, did not have a material affect on the Company's consolidated financial position or results of operations.

iv)

the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendments of SFAS No. 13, and

Technical Corrections as of April 2002, did not have a material affect on the Company's results of operations or its financial position.

Financial Accounting Standards Board (FASB)

On July 30, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities."  The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.  Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity.  SFAS No. 146 is to be applied retroactively to exit or disposal activities initiated after December 31, 2002.  The adoption of the new standard is not currently expected to have a significant impact on the Company's result of operations or financial position.

New Standard for Canadian GAAP

The CICA approved a new Handbook Section 3062, "Goodwill and Other Intangible Assets," which require intangible assets with an indefinite life and goodwill to be tested for impairment on annual basis.  Goodwill and indefinite life intangible assets will no longer be amortized.  Intangible assets with definite lives will continue to be amortized over their useful lives.  The new section is consistent with those recently approved by the FASB (SFAS No. 142).  The adoption of this new standard is not expected to have any material effect on the Company's financial position, results of operations or cash flows.  Section 3026 was adopted on July 1, 2002 and the Company does not expect this adoption to have a significant impact on the Company's results of operations or financial position.

Unaudited Pro Forma Statement of Operations of

PAN AMERICAN SILVER CORP.

COMPILATION REPORT

To the Directors of

Pan American Silver Corp.

We have read the accompanying unaudited pro forma statement of operations of Pan American Silver Corp. (the "Company") for the year ended December 31, 2003 and have performed the following procedures.

1.

Compared the figures in the columns captioned "Pan American Silver Corp." to the audited financial statements of the Company for the year ended December 31, 2003 and found them to be in agreement.

2.

Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

a)

the basis for determination of the pro forma adjustments; and

b)

whether the pro forma financial statements comply as to form in all material respects with the applicable securities acts and the related regulations.

The officials:

a)

described to us the basis for determination of the pro forma adjustments; and

b)

stated that the pro forma statements comply as to form in all material respects with the applicable securities acts and the related regulations.

3.

Read the notes to the pro forma statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

4.

Recalculated the application of the pro forma adjustments to the aggregate of the amount in the column captioned "Pro Forma Adjustment" for the year ended December 31, 2003, and found the amounts in the column captioned "Pro Forma Pan American Silver Corp." to be arithmetically correct.

A pro forma financial statement is based on management's assumptions and adjustments which are inherently subjective.  The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information.  Accordingly, we express no such assurance.  The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(signed) DELOITTE & TOUCHE LLP

Chartered Accountants

Vancouver, Canada

March 19, 2004

Comments for United States Readers on differences between Canadian and United States reporting standards.

The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada.  To report in conformity with the United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted.  Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unedited pro forma financial information.

(signed) DELOITTE & TOUCHE LLP

Chartered Accountants

Vancouver, Canada

March 19, 2004

PAN AMERICAN SILVER CORP.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2003

(Unaudited)

(Expressed in Thousands of United States Dollars)

				Pro Forma
	Pan American		Pro forma	Pan American
	Silver Corp.	Note 4	adjustment	Silver Corp.

REVENUE	$45,122		$ -	$45,122

EXPENSES
Operating	39,778		-	39,778
General and administration	2,732	a)	297	3,029
Stock-based compensation	2,893		-	2,893
Depreciation and	3,325		-	3,325
amortization
Reclamation	303		-	303
Exploration	2,543	b)	343	2,886
Interest and financing costs	1,156		-	1,156

	52,730		640	53,370

LOSS FROM OPERATIONS	(7,608)		(640)	(8,248)
INTEREST INCOME	403		-	403
OTHER INCOME	411	a)	12	423

NET LOSS FOR THE YEAR	$(6,794)		(628)	(7,434)

LOSS PER SHARE
Basic and fully diluted	$(0.20)		-	$(0.21)

WEIGHTED-AVERAGE
SHARES OUTSTANDING	51,058,212		-	52,125,252

PAN AMERICAN SILVER CORP.

Notes to the Pro Forma Consolidated Financial Statements

For the year ended December 31, 2003

(Unaudited)

(Expressed in Thousands of United States Dollars)

1.

BASIS OF PRESENTATION

The unaudited pro forma consolidated statement of operations of Pan American Silver Corp. ("Pan American") as at December 31, 2003 has been prepared by management after giving effect to the acquisition by Pan American of Corner Bay Silver Inc. ("Corner Bay").

The pro forma statement of operations combines the audited statements of operations of Pan American for the year ended December 31, 2003 with the results of operations of Corner Bay for the 50 day period ended February 20, 2003.  (The Corner Bay results of the 50 day period ended February 20, 2003 were prepared from internal unaudited financial statements.)

It is management's opinion that the pro forma consolidated statement of operations includes all adjustments necessary for the fair presentation of the transactions described in Note 3 in accordance with Canadian generally accepted accounting principles applied on a basis consistent with Pan American's accounting policies.  The pro forma consolidated statement of operations is not intended to reflect the results of operations of Pan American which would have actually resulted had the proposed transactions been effected on the dates indicated.  Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma consolidated statement of operations has been compiled using the significant accounting policies as set out in the audited financial statements of Pan American for the year ended December 31, 2003.  The significant accounting policies of Corner Bay conform in all material respects to those of Pan American, except as described in and adjusted for in Note 4.

3.

BUSINESS COMBINATION

Acquisition of Corner Bay

On February 20, 2003, Pan American completed its proposed merger with Corner Bay.  Under the terms of the acquisition common shares of Corner Bay were, directly or indirectly, exchanged for common shares of Pan American and warrants to purchase Pan American common shares, on the basis of one Pan American common share for every 2.60 Corner Bay shares and one Pan American warrant for every 5.20 Corner Bay common shares.  Pan American also agreed to issue 553,846 stock options to replace 960,000 fully vested stock options currently held by Corner Bay employees and directors.

Each whole Pan American warrant will allow the holder to purchase a Pan American common share for a price of Cdn.$12 for a five-year period ended February 20, 2008.

Pan American issued 7,636,659 common shares to the shareholders of Corner Bay, and 3,818,330 warrants to purchase common shares valued at $54,203,000 and $8,889,000, respectively.  The value of the stock options granted was determined to be $1,136,000.

PAN AMERICAN SILVER CORP.

Notes to the Pro Forma Consolidated Financial Statements

For the year ended December 31, 2003

(Unaudited)

(Expressed in Thousands of United States Dollars)

3.

BUSINESS COMBINATION (Continued)

The business combination has been accounted for as an acquisition by Pan American of Corner Bay and the purchase method of accounting has been applied.  The consideration given has been allocated to the fair value of net assets acquired as follows:

		As at
		February 20,
		2003
Fair value of net assets acquired
Current assets		$2,512,000
Plant and equipment		2,500,000
Mineral properties		79,008,000
Other assets		29,000
		84,049,000
Less:	Current liabilities	(104,000)
	Provision for future income tax liability	(19,035,000)
		$64,910,000

Consideration given by Pan American
Issue of 7,636,659 common shares		$54,203,000
Issue of 3,818,330 share purchase warrants		8,889,000
Issue of 553,846 replacement stock options		1,136,000
		64,228,000
Add:	Costs of acquisition	682,000
		$64,910,000

The purchase consideration of $64,228,000 for 100% of Corner Bay exceeds the carrying value of the net assets at February 20, 2003 by $54,108,000 which has been applied to increase the carrying value of mineral properties.  The resulting future income tax liability of $19,035,000 has also been applied to increase the carrying value of mineral properties.

4.

PRO FORMA ADJUSTMENTS

The pro forma consolidated statement of operations for the year ended December 31, 2003 has been adjusted as follows:

(a)

record general and administration expenses of Corner Bay for the 50 day period ended February 20, 2004; and

(b)

write off deferred exploration expenditures in Corner Bay to comply with Pan American's accounting policy.

PAN AMERICAN SILVER CORP.

Notes to the Pro Forma Consolidated Financial Statements

For the year ended December 31, 2003

(Unaudited)

(Expressed in Thousands of United States Dollars)

5.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The pro forma consolidated statement of operations is prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which differ in certain respects with accounting principles generally accepted in the United States ("US GAAP").

Material differences between Canadian and US GAAP and their effect on the pro forma consolidated statement of operations are summarized below and more fully discussed in Note 18 of the Company's 2003 annual audited consolidated financial statements.

Pro Forma Consolidated Statement of Operations

Pro forma loss for the year under Canadian GAAP	$ (7,422)
Unrealized loss on short-term investments	80
Amortization of mineral property	(1,700)
SFAS 150 adjustments
Interest expense	(1,887)
Interest accretion	595
Amortization of debt issue costs	(454)
(10,788)
Future income tax provision	595
Pro forma net loss under US GAAP	(10,193)
Unrealized loss on available-for-sale securities	(80)
Comprehensive pro forma net loss under US GAAP	$ (10,273)

Basic pro forma loss per share under US GAAP	$ (0.20)

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Indemnification.

Section 128 of the Company Act (British Columbia) (the "BCCA") authorizes a company, with the approval of the court, to indemnify past and present directors and officers of the company and past and present directors and officers of a corporation of which the company is or was a shareholder, against liabilities incurred in connection with the provision of their services as such if the director or officer acted honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if he or she had reasonable grounds for believing that his or her conduct was lawful.  Section 128 of the BCCA provides that a company may purchase and maintain liability insurance for the benefit of such directors and officers.

In accordance with the BCCA, the Articles of the Registrant provide that the Registrant will indemnify its directors, former directors, Secretary or Assistant Secretary, and may indemnify its officers, employees or agents and those of its subsidiaries, and directors and former directors of its subsidiaries, and each of their respective heirs and representatives, against all losses, charges and expenses howsoever incurred by them as a result of their actions in such capacities.  The Registrant has entered into agreements with each of its directors confirming this indemnity.  The failure of a director or officer of the Registrant to comply with the provisions of the BCCA or the Registrant's Memorandum or Articles, however, will invalidate any indemnity which he or she is entitled to.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in the indemnity provisions under the Articles and the BCCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits.

The following exhibits have been filed or incorporated by reference as part of the Registration Statement:

Exhibit

Number

Description

4.1

Annual Information Form of the Registrant, dated May 19, 2004. (1)

4.2

Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 2003. (1)

4.3

Audited Consolidated Financial Statements of the Registrant and the notes thereon as at and for the years ended December 31, 2002 and 2003, together with the auditors' report thereon.(2)

4.4

Unaudited Consolidated Financial Statements of the Registrant and the notes thereto as at and for the nine months ended September 30, 2004, together with management's discussion and analysis of financial condition and results of operations for the nine months ended September 30, 2004.(3)

4.5

Information Circular of the Registrant, dated April 6, 2004, in connection with the Registrant's May 11, 2004 annual meeting of members, other than the sections titled "Corporate Governance", "Executive Compensation - Compensation Committee", " Executive Compensation - Report on Executive Compensation" and " Executive Compensation - Performance Graph".(4)

4.6

Material Change Report of the Registrant, dated January 8, 2004 relating to the filing of a prospectus. (5)

4.7

Material Change Report of the Registrant, dated February 10, 2004, relating to an agreement to purchase 92.014% of the voting shares of Compania Minera Argentum S.A. (6)

4.8

Material Change Report of the Registrant, dated February 18, 2004, relating to financial and operational results for the fourth quarter and year ended December 31, 2003. (3)

4.9

Material Change Report of the Registrant, dated February 27, 2004, relating to an offering of common shares. (7)

4.10

Material Change Report of the Registrant, dated February 27, 2004, relating to its intention to make an offer to encourage early conversion of its outstanding 5.25% convertible debentures. (7)

4.11

Material Change Report of the Registrant, dated March 30, 2004, relating to the offer to encourage conversion by holders of its 5.25% convertible debentures. (8)

4.12

Material Change Report of the Registrant, dated May 11, 2004, relating to financial and operational results for the first quarter of 2004. (9)

4.13

Material Change Report of the Registrant, dated July 23, 2004, relating the Registrant's offer to purchase the voting shares of Compania Minera Argentum S.A. (10)

4.14

Material Change Report of the Registrant, dated August 23, 2004, relating to the filing of a prospectus supplement. (11)

4.15

Material Change Report of the Registrant, dated August 26, 2004, relating to the purchase of an 88% interest in the Morococha mine. (11)

4.16

Material Change Report of the Registrant, dated November 22, 2004, relating to the sale of its interest in the Dukat mine. (12)

4.17

Material Change Report of the Registrant, dated January 20, 2005, relating to the filing of an unallocated preliminary base shelf prospectus by the Registrant.(13)

4.18

Unaudited Consolidated Financial Statements of the Registrant and the notes, including a US GAAP reconciliation, for the nine months ended September 30, 2004 (14)

5.1

Consent of Deloitte & Touche LLP

5.2

Consent of PricewaterhouseCoopers LLP

6.1*

Powers of Attorney

7.1*

Form of Indenture

_______________

*Previously filed.

(1)

Incorporated by reference to the Registrant's Annual Report on Form 40-F, filed with the Commission on May 20, 2004.

(2)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 18, 2004.

(3)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on December 22, 2004.

(4)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 22, 2004.

(5)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on January 9. 2004.

(6)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on February 11, 2004.

(7)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 1, 2004.

(8)

Incorporated by reference to the Registrant's Registration Statement on Form F-10 (File No. 333-113806) filed with the Commission on March 30, 2004.

(9)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 13, 2004.

(10) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 27, 2004.

(11) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on December 13, 2004.

(12) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 22, 2004.

(13) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on January 20, 2005.

(14) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on January 18, 2005.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.

Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.

Consent to Service of Process.

(a)

Prior to filing this Amendment No.1 to the Registration Statement on Form F-10, the Registrant  filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, the Registrant will designate a trustee under the indenture included as exhibit 7.1 hereto at a later date and will file an application for determining such trustee's eligibility, if required, under such section or, if required, will have the Trustee file with the Commission a written irrevocable consent and power of attorney on Form F-X at such time.

(c)

Any change to the name or address of the agent for service of the Registrant or the Trustee will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on February 9, 2005.

PAN AMERICAN SILVER CORP.

By: /s/ Geoffrey A. Burns

Geoffrey A. Burns

President and Chief Executive Officer

III-2

Pursuant to the requirements of the Securities Act, this Amendment No.1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on February 9, 2005

Signature

Title

 /s/ Geoffrey A. Burns

Geoffrey A. Burns                                                           President, Chief Executive Officer and Director

(Principal Executive Officer)

               *

A. Robert Doyle                                                              Chief Financial Officer (Principal Financial Officer and

                                                                                           Principal Accounting Officer)

                *

Ross J. Beaty                                                                    Director

 /s/ William A. Fleckenstein

William A. Fleckenstein                                                 Director

/s/ Michael Larson

Michael Larson                                                                Director

 /s/ Michael J.J. Maloney

Michael J.J. Maloney                                                       Director

                *

Paul B. Sweeney                                                              Director

               *

John M. Willson                                                              Director

               *

John H. Wright                                                                Director

* /s/ Geoffrey A. Burns

Geoffrey A. Burns                                                            Attorney-in-fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Pan American Silver Corp. in the United States, in the City of Reno, State of Nevada on February 9, 2005.

PAN AMERICAN MINERALS INC.

(Authorized Representative)

By:  /s/ Ross J. Beaty

Ross J. Beaty

Director

III-4

EXHIBIT INDEX

Exhibit

Number

Description

Page No.

4.1

Annual Information Form of the Registrant, dated May 19, 2004. (1)

4.2

Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 2003. (1)

4.3

Audited Consolidated Financial Statements of the Registrant and the notes thereon as at and for the years ended December 31, 2002 and 2003, together with the auditors' report thereon.(2)

4.4

Unaudited Consolidated Financial Statements of the Registrant and the notes thereto as at and for the nine months ended September 30, 2004, together with management's discussion and analysis of financial condition and results of operations for the nine months ended September 30, 2004.(3)

4.5

Information Circular of the Registrant, dated April 6, 2004, in connection with the Registrant's May 11, 2004 annual meeting of members, other than the sections titled "Corporate Governance", "Executive Compensation - Compensation Committee", " Executive Compensation - Report on Executive Compensation" and " Executive Compensation - Performance Graph".(4)

4.6

Material Change Report of the Registrant, dated January 8, 2004 relating to the filing of a prospectus. (5)

4.7

Material Change Report of the Registrant, dated February 10, 2004, relating to an agreement to purchase 92.014% of the voting shares of Compania Minera Argentum S.A. (6)

4.8

Material Change Report of the Registrant, dated February 18, 2004, relating to financial and operational results for the fourth quarter and year ended December 31, 2003. (3)

4.9

Material Change Report of the Registrant, dated February 27, 2004, relating to an offering of common shares. (7)

4.10

Material Change Report of the Registrant, dated February 27, 2004, relating to its intention to make an offer to encourage early conversion of its outstanding 5.25% convertible debentures. (7)

4.11

Material Change Report of the Registrant, dated March 30, 2004, relating to the offer to encourage conversion by holders of its 5.25% convertible debentures. (8)

4.12

Material Change Report of the Registrant, dated May 11, 2004, relating to financial and operational results for the first quarter of 2004. (9)

4.13

Material Change Report of the Registrant, dated July 23, 2004, relating the Registrant's offer to purchase the voting shares of Compania Minera Argentum S.A.(10)

4.14

Material Change Report of the Registrant, dated August 23, 2004, relating to the filing of a prospectus supplement. (11)

4.15

Material Change Report of the Registrant, dated August 26, 2004, relating to the purchase of an 88% interest in the Morococha mine. (11)

4.16

Material Change Report of the Registrant, dated November 22, 2004, relating to the sale of its interest in the Dukat mine. (12)

4.17

Material Change Report of the Registrant, dated January 20, 2005, relating to the filing of an unallocated preliminary base shelf prospectus by the Registrant.(13)

4.18

Unaudited Consolidated Financial Statements of the Registrant and the notes, including a US GAAP reconciliation, for the nine months ended September 30, 2004 (14)

5.1

Consent of Deloitte & Touche LLP

5.2

Consent of PricewaterhouseCoopers LLP

6.1*

Powers of Attorney

7.1*

Form of Indenture

_______________

*Previously filed.

(1)

Incorporated by reference to the Registrant's Annual Report on Form 40-F, filed with the Commission on May 20, 2004.

(2)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 18, 2004.

(3)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on December 22, 2004.

(4)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 22, 2004.

(5)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on January 9. 2004.

(6)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on February 11, 2004.

(7)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 1, 2004.

(8)

Incorporated by reference to the Registrant's Registration Statement on Form F-10 (File No. 333-113806) filed with the Commission on March 30, 2004.

(9)

Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 13, 2004.

(10) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 27, 2004.

(11) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on December 13, 2004.

(12) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 22, 2004.

(13) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on January 20, 2005.

(14) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on January 18, 2005.

Exhibit 5.1

Deloitte.

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: (604) 669-4466
Fax: (604) 685-0395
www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Pan American Silver Corp. filed on Form F-10 of our report addressed to the Shareholders of the Company dated February 24, 2004 appearing in the Form 40-F of Pan American Silver Corp. for the year ended December 31, 2003 and to the reference to us under the heading "Auditors, Transfer Agent and Registrar".

Deloitte & Touche LLP

INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
Vancouver, British Columbia, Canada
February 9, 2005

Member of
Deloitte Touche Tohmatsu

Exhibit 5.2

PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers LLP
Chartered Accountants
PO Box 82
Royal Trust Tower, Suite 3000
Toronto Dominion Centre
Toronto, Ontario
Canada M5K 1G8
Telephone +1 416 863 1133
Facsimile +1 416 365 8215

February 9, 2005

Consent of Independent Accountants

We hereby consent to the use in this amended Registration Statement on Form F-10A of our report dated September 6, 2002 relating to the consolidated financial statements of Corner Bay Silver Inc. which appear in such Registration Statement.

(Signed): PricewaterhouseCoopers LLP

Chartered Accountants

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.